UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.____)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

KODIAK SCIENCES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KODIAK SCIENCES INC.

1200 Page Mill Road

Palo Alto, CA 94304

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Monday, June 7, 2021 at 9:00 a.m. Pacific Daylight Time

Dear Kodiak Stockholders:

We are pleased to inform you that our 2021 Annual Meeting of Stockholders of Kodiak Sciences Inc., a Delaware corporation, will be held virtually via live webcast on Monday, June 7, 2021, at 9:00 a.m. Pacific Daylight Time.  The meeting will be held for the following purposes as more fully described in the accompanying proxy statement:

1.	To elect as Class III directors the two nominees named in this proxy statement to serve until the 2024 annual meeting of stockholders or until their successors are duly elected and qualified;
2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement accompanying this notice;
3.	To indicate, on an advisory basis, the preferred frequency of future stockholder advisory votes on the compensation of the Company’s named executive officers;
4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021; and
5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors of Kodiak Sciences Inc. fixed the close of business on April 8, 2021 as the record date for the meeting.  Only stockholders of record of our common stock on April 8, 2021 are entitled to notice of and to vote at the meeting.  Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

On or about April 28, 2021 we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders.  This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail.  This proxy statement and our 2020 annual report can be accessed at the following internet address: www.proxydocs.com/KOD.

The 2021 Annual Meeting of Stockholders will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via live webcast. In order to attend via webcast, you must register in advance at www.proxydocs.com/KOD prior to the deadline of June 4, 2021 at 2:00 p.m. Pacific Daylight Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and you will have the ability to submit questions. Please be sure to follow the instructions on the enclosed proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. If you attend via webcast the 2021 Annual Meeting of Stockholders virtually, you may submit an electronic ballot during the meeting.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend via webcast the 2021 Annual Meeting of Stockholders, we encourage you to read the proxy statement and vote as soon as possible.

We appreciate your continued support of Kodiak Sciences Inc. and look forward to you joining our meeting or receiving your proxy.

By order of the board of directors,

Victor Perlroth, M.D.

Chief Executive Officer and Chairman of the Board

Palo Alto, California

April 28, 2021

TABLE OF CONTENTS

KODIAK SCIENCES INC.
1200 Page Mill Road
Palo Alto, CA 94304

PROXY STATEMENT
FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
to be held on Monday, June 7, 2021 at 9:00 a.m. Pacific Daylight Time

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on Monday, June 7, 2021 and any postponements, adjournments or continuations thereof.  The Annual Meeting will be held virtually via webcast on June 7, 2021 at 9:00 a.m. Pacific Daylight Time.  On or about April 28, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for the Annual Meeting and our annual report to stockholders.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement.  You should read this entire proxy statement carefully.  Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•

the election, as Class III directors, of the two nominees named in this proxy statement to hold office until the 2024 annual meeting of stockholders or until their successors are duly elected and qualified;

•	an advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with SEC rules;
•	an advisory indication of the preferred frequency of future stockholder advisory votes on the compensation of the Company’s named executive officers;
•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021; and
•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

•	FOR the two nominees named in this proxy statement for election as Class III directors;
•	FOR the advisory approval of the compensation of the Company’s named executive officers;
•	A vote of “ONE YEAR” for the recommendation to approve the preferred frequency for holding future advisory vote on the compensation of the Company’s named executive officers; and
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021.

Who pays the cost for soliciting proxies?

We will pay the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 8, 2021, the record date, may vote at the Annual Meeting.  As of the record date, we had 51,255,477 shares of common stock outstanding.  A list of the stockholders of record will be available at the 2021 Annual Meeting.  For ten calendar days prior to the Annual Meeting, a list of our stockholders of record will be available for viewing during ordinary business hours at our corporate offices located at 1200 Page Mill Road, Palo Alto, CA 94304.  Due to the ongoing COVID-19 pandemic and related government restrictions and business impact, our corporate offices may be subject to limited business hours and temporary closures; if the Company’s corporate offices are not open during regular hours, stockholders can call and leave a voice message request at (650) 281-0850 to make alternate arrangements for access to the list of stockholders of record.  In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date.  We do not have cumulative voting rights for the election of directors.

Registered Stockholders.  If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us.  As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote at the Annual Meeting.

Street Name Stockholders.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares.  Beneficial owners are also invited to attend via webcast the Annual Meeting.  However, since a beneficial owner is not the stockholder of record, you may not vote your shares directly at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy.  If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

There are four ways to vote:

•	by internet at https://www.proxypush.com/KOD, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time, on June 6, 2021 (have your proxy card in hand when you visit the website);
•	by toll-free telephone at (866) 230-6348 (have your proxy card in hand when you call), until 11:59 p.m. Eastern Time, on June 6, 2021;
•	by completing and mailing your proxy card (if you received printed proxy materials); or
•

by attending and voting at the Annual Meeting via webcast. In order to attend via webcast, you must register in advance at www.proxydocs.com/KOD prior to the deadline of June 3, 2021 at 2:00 p.m. Pacific Daylight Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and you will have the ability to submit questions. Please be sure to follow the instructions on the enclosed proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. If you attend via webcast the 2021 Annual Meeting of Stockholders virtually, you may submit an electronic ballot during the meeting.

Can I change my vote?

Yes.  You can change your vote or revoke your proxy any time before the final vote at the Annual Meeting by:

•	entering a new vote by internet or by telephone;
•	returning a later-dated proxy card;
•	notifying the Corporate Secretary of Kodiak Sciences Inc., in writing, at the address listed on the front page; or
•	voting at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors.  The persons named in the proxy have been designated as proxies by our board of directors.  When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder.  If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above.  If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares.  If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a notice regarding the availability of proxy materials on the internet instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the internet.  On or about April 28, 2021, we expect to mail to our stockholders a Notice that contains instructions on how to access our proxy materials on the internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report.  Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice.  We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce our costs and the environmental impact of our annual meetings.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law.  The presence, online at the Annual Meeting or represented by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting.  A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter.  Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock.  See the section of this proxy statement captioned “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum.  Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•

Proposal No. 1: The election of directors requires a plurality vote of the shares of common stock voted at the meeting.  “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors.  As a result, any shares not voted “for” a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

•

Proposal No. 2: The advisory approval of the compensation of the Company’s named executive officers must receive the affirmative vote of a majority of the shares present online at the Annual Meeting or represented by proxy at the meeting and entitled to vote thereon to be approved.  Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal.  Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 3: The frequency (one, two, or three years) that receives the majority of the voting power of the shares present online at the Annual Meeting or represented by proxy at the meeting and entitled to vote on the matter will be approved.  Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal.  Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No 4.: The ratification of the appointment of PricewaterhouseCoopers LLP must receive the affirmative vote of a majority of the shares present online at the Annual Meeting or represented by proxy at the meeting and entitled to vote thereon to be approved.  Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal.  Broker non-votes will have no effect on the outcome of this proposal.

How are proxies solicited for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting.  All expenses associated with this solicitation will be borne by us.  We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers.  In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter — the proposal to ratify the appointment of PricewaterhouseCoopers LLP.  Absent direction from you, your broker will not have discretion to vote on the election of directors.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting via webcast.  We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.  If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials.  How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved.  Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders.  This procedure reduces our printing costs, mailing costs, and fees.  Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.  Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents.  To receive a separate copy, or, if you are receiving multiple copies, to request that Kodiak Sciences Inc. only send a single copy, of the Notice and, if applicable, the proxy materials, stockholders may contact us as follows:

Kodiak Sciences Inc.
Attention: Corporate Secretary
1200 Page Mill Road
Palo Alto, CA 94304
(866) 648-8133

Stockholders who hold shares in street name should contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner.  For a stockholder proposal to be considered for inclusion in our proxy statement for our 2022 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 29, 2021.  In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.  Proposals should be addressed to:

Kodiak Sciences Inc.
Attention: Corporate Secretary
1200 Page Mill Road
Palo Alto, CA 94304

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement.  Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws.  To be timely for our 2022 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 7, 2022; and
•	not later than the close of business on March 9, 2022.

In the event that we hold our 2022 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2021 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or
•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not attend the annual meeting to present the stockholder’s proposal, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee.  Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of Kodiak Sciences Inc. at the address set forth above.  For additional information regarding stockholder recommendations for director candidates, see the section of this proxy statement captioned “Board of Directors and Corporate Governance — Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders.  To nominate a director, the stockholder must provide the information required by our bylaws.  In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov.  You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Can I attend the Annual Meeting?

Our Annual Meeting will be held virtually via live webcast on Monday June 7, 2021, at 9:00 a.m. Pacific Daylight Time. There will be no physical meeting location. You will not be able to attend the Annual Meeting in person.  In order to attend via webcast, you must register in advance at www.proxydocs.com/KOD prior to the deadline of June 4, 2021 at 2:00 p.m. Pacific Daylight Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and you will have the ability to submit questions. Please be sure to follow the instructions on the enclosed proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. If you attend via webcast the 2021 Annual Meeting of Stockholders virtually, you may submit an electronic ballot during the meeting.

What do I need in order to be able to participate in the Annual Meeting?

In order to attend the Annual Meeting via webcast, you must register in advance at www.proxydocs.com/KOD prior to the deadline of June 4, 2021 at 2:00 p.m. Pacific Daylight Time.  You will need the control number included on your Notice or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to register.  Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and you will have the ability to submit questions.

We will have technicians ready to assist you with any technical difficulties you may have registering in advance or accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting within one hour prior to the meeting time, please call the technical support number that will be included in the meeting access email that pre-registered stockholders will receive one hour prior to the meeting.

How do I ask questions at the Annual Meeting?

You may submit questions before the meeting by visiting www.proxydocs.com/KOD.  During the Annual Meeting, you may only submit questions by following the instructions in the meeting access email that pre-registered stockholders will receive one hour prior to the meeting. We will respond to as many inquiries at the Annual Meeting as time allows.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our business affairs are managed under the direction of our board of directors, which is currently composed of seven members.  Six of our directors are “independent” under the listing standards of The Nasdaq Stock Market (“Nasdaq”).  Our board of directors is divided into three staggered classes of directors.  At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.  Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.  This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of our board of directors, including their respective ages as of April 8, 2021. Our committees were reconstituted in April 2021 to add Mr. Bancroft and remove Dr. Dahiyat from the compensation committee.

Directors and Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Director Nominees
Felix J. Baker, Ph.D.(2)(3)	III	52	Director	2015	2021	2024
Victor Perlroth, M.D.	III	48	Chief Executive Officer, President and Chairman	2009	2021	2024
Continuing Directors
Charles Bancroft(1)(2)(3)	II	61	Director	2020	2023
Bassil I. Dahiyat, Ph.D.(1)	II	50	Director	2018	2023
Richard S. Levy, M.D.(3)	I	63	Director	2018	2022
Robert A. Profusek(2)(3)	I	71	Director	2018	2022
Taiyin Yang, Ph.D.(1)	II	67	Director	2019	2023

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Nominees for Director

Felix J. Baker, Ph.D. has served as one of our directors since September 2015 and as chair of our compensation committee and a member of our nominating and corporate governance committee since September 2018. Dr. Baker is a Managing Member of Baker Bros. Advisors LP (“BBA”) a biotechnology-focused investment adviser to fund partnerships whose investors are primarily endowments and foundations. Dr. Baker founded BBA, together with his brother Julian Baker, in 2000. Dr. Baker currently also serves on the boards of directors of four public companies: Seagen, Inc., Kiniksa Pharmaceuticals, Ltd., IGM Biosciences, Inc., and Talis Biomedical. From July 2012 to November 2019, Dr. Baker served on the board of directors of Genomic Health, Inc. Dr. Baker holds a B.S. and a Ph.D. in Immunology from Stanford University, where he also completed two years of medical school.

We believe Dr. Baker’s experience as a board member and investor in many successful biotechnology companies qualify him to serve on our board of directors.

Victor Perlroth, M.D. co-founded Kodiak Sciences in 2009 and is our Chairman and Chief Executive Officer. Previously, Dr. Perlroth served as Venture Partner and then Entrepreneur in Residence at MPM Capital, a dedicated healthcare venture capital investment firm. Dr. Perlroth was also a co-founder of Avidia Inc. in 2003, a biopharmaceutical company which was acquired by Amgen Inc. in 2006. Prior to Avidia, Dr. Perlroth worked at Guzik Technical Enterprises, an industry-leading provider of high technology test equipment to the hard disk drive industry, where he was Chief Operating Officer. Dr. Perlroth earned his M.D. and M.B.A. degrees from Stanford University and an A.B. in Molecular Biology summa cum laude from Princeton University.

We believe the perspective and experience Dr. Perlroth brings as one of our founders, our largest individual stockholder, and as our Chief Executive Officer, allow him to contribute historical knowledge, operational expertise and continuity to the Board and qualify him to serve as a member of the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH
OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Directors Continuing in Office Until the 2022 Annual Meeting of Stockholders

Richard S. Levy, M.D has served as a member of our board of directors since June 2018 and a member of our nominating and corporate governance committee since September 2018. From December 2016 to May 2019, Dr. Levy served as a senior advisor of Baker Bros. Advisors LP, a registered investment advisor focused on long-term investments in life sciences companies on behalf of major university endowments and foundations. From January 2009 to April 2016, Dr. Levy served as Executive Vice President and Chief Drug Development Officer of Incyte Corporation, a pharmaceutical company, where he previously served as Senior Vice President of Drug Development from August 2003 to January 2009. Prior to joining Incyte, Dr. Levy served as Vice President, Biologic Therapies, at Celgene Corporation, a biopharmaceutical company, from 2002 to 2003. From 1997 to 2002, Dr. Levy served in various executive positions with DuPont Pharmaceuticals Company, first as Vice President, Regulatory Affairs and Pharmacovigilance, and thereafter as Vice President, Medical and Commercial Strategy. Dr. Levy served at Sandoz, a predecessor company of Novartis, from 1991 to 1997 in positions of increasing responsibility in clinical research and regulatory affairs. Prior to joining the pharmaceutical industry, Dr. Levy served as an Assistant Professor of Medicine at the UCLA School of Medicine. Dr. Levy currently serves on the boards of directors of Kiniksa Pharmaceuticals, Ltd., Madrigal Pharmaceuticals Inc., ProTara Therapeutics Inc. and Constellation Pharmaceuticals Inc. Dr. Levy is board certified in Internal Medicine and Gastroenterology and received his A.B. in Biology from Brown University, his M.D. from the University of Pennsylvania School of Medicine and completed his training in Internal Medicine and Gastroenterology at the Hospital of the University of Pennsylvania and a fellowship in Gastroenterology and Hepatology at UCLA.

We believe Dr. Levy’s significant experience in the pharmaceutical industry and medical training qualify him to serve on our board of directors.

Robert A. Profusek has served as one of our directors since June 2018, as our lead independent director since August 2018 and as chair of our nominating and corporate governance committee and a member of our compensation committee since September 2018. Mr. Profusek is a partner of the Jones Day law firm where he is the global chair of the firm’s mergers and acquisitions practice. His law practice focuses on mergers, acquisitions, takeovers, restructurings and corporate governance matters. Mr. Profusek is also the lead independent director of Valero Energy Corporation, a publicly traded international manufacturer and marketer of transportation fuels and other petrochemical products, and CTS Corporation, a publicly traded designer and manufacturer of sensors, actuators and electronic components. Mr. Profusek holds a B.A. from Cornell University and a J.D. from New York University.

We believe Mr. Profusek is qualified to serve as a board member because of his expertise in legal matters, including corporate governance; capital markets expertise attained through his extensive experience in mergers and acquisitions and financing activities; managerial experience attained through his leadership roles with Jones Day; and the knowledge and experience he has attained through his service as a director of other public companies.

Directors Continuing in Office Until the 2023 Annual Meeting of Stockholders

Charles A. Bancroft has served as a member of our board of directors and as chair of our audit committee and member of our nominating and governance committee since April 2020 and member of our compensation committee since April 2021. Prior to joining our company, Mr. Bancroft held a number of leadership roles in commercial, strategy and finance at Bristol-Myers Squibb Company, a global pharmaceutical company, from 1984 until his retirement in March 2020, including serving as the Chief Financial Officer from January 2010 to November 2019.  Since May 2020, Mr. Bancroft has been serving as an independent director of GlaxoSmithKline, a public pharmaceutical company. Since October 2020, Mr. Bancroft has been serving as an independent director of Biovector, Inc., a privately held healthcare company. Mr. Bancroft served as a member of the board of directors of Colgate-Palmolive Company, a public consumer products company, from January 2017 to March 2020. He holds a bachelor’s degree from Drexel University and a M.B.A. from Temple University.

We believe Mr. Bancroft’s extensive management and financial experiences as well as his extensive involvement in the pharmaceutical industry qualify him to serve on our board of directors.

Taiyin Yang, Ph.D. has served as a member of our board of directors and a member of our audit committee since December 2019. Dr. Yang joined Gilead Science, Inc., a research-based biopharmaceutical company, in 1993 and was appointed to her current role as Executive Vice President, Pharmaceutical Development and Manufacturing in January 2015. Prior to joining Gilead, Dr. Yang was Director of Analytical Chemistry at Syntex Corporation, a pharmaceutical company. She received her bachelor’s degree in Chemistry from National Taiwan University and her Ph.D. in Organic Chemistry from the University of Southern California.

We believe Dr. Yang’s extensive experience in the pharmaceutical industry qualifies her to serve on our board of directors.

Bassil I. Dahiyat, Ph.D. has served as a member of our board of directors since June 2018 and as a member of our audit committee since September 2018 and as a member of our compensation committee from September 2018 until April 2021. Dr. Dahiyat has served as President and Chief Executive Officer of Xencor, Inc., a biopharmaceutical company, since February 2005. Dr. Dahiyat co-founded Xencor in 1997, served as its Chief Executive Officer from 1997 to 2003 and served as its Chief Scientific Officer from 2003 to 2005. In 2005, Dr. Dahiyat was recognized as a technology pioneer by the World Economic Forum. Additionally, Dr. Dahiyat was named one of 2003’s Top 100 Young Innovators by MIT’s Technology Review magazine for his work on protein design and its development for therapeutic applications and has received awards from the American Chemical Society, the Controlled Release Society and the California Institute of Technology. Dr. Dahiyat currently serves on Xencor’s board of directors. Dr. Dahiyat holds a Ph.D. in Chemistry from the California Institute of Technology and B.S. and M.S.E. degrees in Biomedical Engineering from Johns Hopkins University.

We believe Dr. Dahiyat’s significant experience in the pharmaceutical industry and executive management experience qualify him to serve on our board of directors.

Director Independence

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities.  Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the board of directors has determined that none of Mr. Profusek, Mr. Bancroft and Drs. Levy, Dahiyat, Yang or Baker, representing six of our seven directors, has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the rules of Nasdaq.  The board of directors also determined that Mr. Bancroft (chairman), and Drs. Dahiyat and Yang, who comprise our audit committee, Dr. Baker (chairman) and Mr. Bancroft and Mr. Profusek, who currently comprise our compensation committee, and Mr. Profusek (chairman), Drs. Baker and Levy, and Mr. Bancroft, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable SEC rules and the rules of Nasdaq. In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Leadership Structure

Dr. Perlroth, our Chief Executive Officer, is also the Chairman of our board of directors. Our board of directors determined that having our Chief Executive Officer also serve as the Chairman of our board of directors provides us with optimally effective leadership and is in our best interests and those of our stockholders. Dr. Perlroth co-founded our company, and our board of directors believes that Dr. Perlroth’s years of management experience in the pharmaceutical industry as well as his extensive understanding of our business, operations, and strategy make him well qualified to serve as Chairman of our board.

In August 2018, our board of directors appointed Mr. Profusek to serve as our lead independent director. As lead independent director, Mr. Profusek presides over periodic meetings of our independent directors, serve as a liaison between the Chairman of our board of directors and the independent directors and perform such additional duties as our board of directors may otherwise determine and delegate.

Board Meetings and Committees

During the year ended December 31, 2020, our board of directors held six meetings (including regularly scheduled and special meetings) and no incumbent director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which such director was a member.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, except during the COVID-19 pandemic, we encourage, but do not require, directors to attend.

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below.  Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

The current members of our audit committee are Mr. Bancroft, Drs. Dahiyat and Yang.  Mr. Bancroft is the chairman of the audit committee.  The composition of our audit committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations.  Each member of our audit committee meets the financial literacy requirements of Nasdaq.  Our board of directors has determined that Mr. Bancroft and Dr. Dahiyat are audit committee financial experts, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of Nasdaq.

Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems. Our audit committee is comprised entirely of directors who are independent for purposes of serving on an audit committee. Our audit committee will also:

•	approve the hiring, discharging and compensation of our independent registered public accounting firm;
•	oversee the work of our independent registered public accounting firm;
•	approve engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;
•	review the qualifications, independence and performance of the independent registered public accounting firm;
•	review our consolidated financial statements and review our critical accounting policies and estimates;
•	review the adequacy and effectiveness of our internal controls; and
•

review and discuss with management and the independent registered public accounting firm the results of our annual audit, our quarterly consolidated financial statements and our publicly filed reports.

The audit committee met four times in 2020. The audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of Nasdaq.  A copy of the Audit Committee Charter is available on our website at http://ir.kodiak.com/corporate-governance/governance-overview.

Compensation Committee

The current members of our compensation committee are Drs. Baker and Mr. Bancroft and Mr. Profusek.  Dr. Baker is the chairman of our compensation committee.  The composition of our compensation committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations.  Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.

Our compensation committee oversees our compensation policies, plans and benefits programs.  The compensation committee will also:

•	review and recommend policies relating to compensation and benefits of our officers and employees;
•	review and approve corporate goals and objectives relevant to compensation of our Chief Executive Officer and other senior officers;
•	evaluate the performance of our named executive officers in light of established goals and objectives;
•	recommend or approve, as applicable, compensation of our officers based on its evaluations; and
•	administer the issuance of stock options and other awards under our stock plans.

Our compensation committee met eight times in 2020.  The compensation committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of Nasdaq.  A copy of the Compensation Committee Charter is available on our website at http://ir.kodiak.com/corporate-governance/governance-overview.  Pursuant to its charter, the compensation committee may form subcommittees and delegate to such subcommittees any power and authority the compensation committee deems appropriate, excluding any power or authority required by law, regulation or listing standard to be exercised by the compensation committee as a whole.

Compensation Committee Interlocks and Insider Participation

The current members of our compensation committee are Dr. Baker and Mr. Bancroft and Mr. Profusek.  None of the members of our compensation committee is or has been an officer or employee of ours.  None of our executive officers currently serves, or in the past year has served, as a member of our board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.1

Felix J. Baker, Ph.D.

Charles Bancroft

Robert A. Profusek

Nominating and Corporate Governance Committee

The current members of our nominating and corporate governance committee are Mr. Profusek and Drs. Baker, Levy and Mr. Bancroft.  The chairman of the nominating and corporate governance committee is Mr. Profusek.  The composition of our nominating and corporate governance committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations.

[1]

The material in this report is not “soliciting material,” is being furnished and shall not be deemed “filed” with the Commission and is not to be incorporated by reference in any of our filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Our nominating and corporate governance committee oversees and assists the board of directors in reviewing and recommending nominees for election as directors.  The nominating and corporate governance committee will also:

•	evaluate and make recommendations regarding the organization and governance of the board of directors and its committees;
•	assess the performance of members of the board of directors and make recommendations regarding committee and chair assignments;
•	recommend desired qualifications for board of directors membership and conduct searches for potential members of the board of directors;
•	review and make recommendations with regard to our corporate governance guidelines; and
•	evaluate its own performance on an annual basis.

Our nominating and corporate governance committee met one time in 2020.  The nominating and corporate governance committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of Nasdaq.  A copy of the Nominating and Corporate Governance Committee Charter is available on our website at http://ir.kodiak.com/corporate-governance/governance-overview.

Our board of directors may from time to time establish other committees.

Considerations in Evaluating Director Nominees

The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees.  In its evaluation of director candidates, the nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors.  Some of the qualifications that the nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity, gender, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our company’s business and other commitments.  Other than the foregoing, there are no stated minimum criteria for director nominees.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board of directors should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences.  In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints.  The nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider candidates for directors recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC.  The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above.  This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business.  Eligible stockholders wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing.  Such recommendations must include information about the candidate and the nominating stockholder, including with respect to any holdings of our securities, and a signed letter from the candidate confirming willingness to serve on our board of directors.  The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4(ii) of our bylaws.  Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders.  Any nomination should be sent in writing to Kodiak Sciences Inc., Attention: Corporate Secretary, 1200 Page Mill Road, Palo Alto, CA 94304.  For our 2022 annual meeting of stockholders, notice must be received by us no earlier than February 7, 2022, and no later than March 9, 2022.  The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with a non-management member of the board of directors may do so by writing to such director, and mailing the correspondence to: Kodiak Sciences Inc., Attention: Corporate Secretary, 1200 Page Mill Road, Palo Alto, CA 94304.  All such stockholder communications will be forwarded to the appropriate committee of the board of directors or non-management director.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines.  These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general.  In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers.  The full text of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at http://ir.kodiak.com/corporate-governance/governance-overview.  We will post amendments to our Corporate Governance Guidelines and Code of Business Conduct and Ethics or waivers of the same for directors and executive officers on the same website.

Risk Management

Our board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our audit committee is responsible for overseeing the management of our risks relating to accounting matters and financial reporting. Our nominating and corporate governance committee is responsible for overseeing the management of our risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through discussions from committee members about such risks. Our board of directors has received regular updates from the management team on the evolving COVID-19 pandemic and is involved in strategy decisions related to the impact of COVID-19 on our business. Our board of directors believes its administration of its risk oversight function has not affected the board of directors’ leadership structure.

Prohibitions on Hedging and Transactions Involving Equity or Derivative Securities

Our insider trading policy prohibits our non-employee directors, officers, employees, consultants, contractors and agents from among other things, short sales, hedging of stock ownership positions and transactions involving derivative securities relating to our common stock.

Non-Employee Director Compensation

The following table provides information regarding compensation paid by us to our non-employee directors during 2020. Directors who are also our employees receive no additional compensation for their service as a director.  During 2020 one director, Dr. Perlroth, our Chief Executive Officer and Chairman, was an employee.  Dr. Perlroth’s compensation is discussed under the caption “Executive Compensation.”

Name	Fees Earned or paid in Cash (1)	Option Awards(2)	Total
Felix J. Baker, Ph.D.(3)	$—	$361,662	$361,662
Charles Bancroft(4)	48,571	464,134	512,705
Bassil I. Dahiyat, Ph.D.(5)	59,544	361,662	421,206
Richard S. Levy, M.D.(6)	47,275	361,662	408,937
Robert A. Profusek, J.D.(7)	79,500	361,662	441,162
Taiyin Yang, Ph.D.(8)	49,000	164,908	213,908

(1)	Represents fees earned during 2020.
(2)

Represents the aggregate grant date fair value of stock option awards granted in 2020.  These amounts have been computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, without regard to estimated forfeitures.  For a discussion of valuation assumptions, see Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 16, 2020.

(3)	As of December 31, 2020, Dr. Baker held options for the purchase of 35,988 shares of common stock, 24,747 of which were vested as of such date.
(4)	As of December 31, 2020, Mr. Bancroft held options for the purchase of 16,397 shares of common stock, none of which were vested as of such date.
(5)	As of December 31, 2020, Dr. Dahiyat held options for the purchase of 60,988 shares of common stock, 45,580 of which were vested as of such date.
(6)	As of December 31, 2020, Dr. Levy held options for the purchase of 85,988 shares of common stock, 66,413 of which were vested as of such date.
(7)	As of December 31, 2020, Dr. Profusek held options for the purchase of 85,988 shares of common stock, 66,413 of which were vested as of such date.
(8)	As of December 31, 2020, Dr. Yang held options for the purchase of 14,272 shares of common stock, 2,951 of which were vested as of such date.

Director Compensation Program

Outside Director Compensation Policy

The compensation committee retained Compensia, Inc. (“Compensia”), an independent compensation advisory firm, to provide recommendations on director compensation following our initial public offering based on an analysis of market data compiled from the same peer group used to determine executive compensation.  Compensia provided the compensation committee with competitive data, analysis and recommendations regarding non-employee director compensation.  After careful consideration of this information, the scope of the duties and responsibilities of our non-employee directors, and Compensia’s recommendation, in September 2018, our board of directors approved a director compensation policy for our non-employee directors (the “Outside Director Compensation Policy”) that became effective following our initial public offering.  For purposes of the policy, our board of directors classified each director into one of the two following categories: (1) an “employee director,” is a director who is employed by us; and (2) a “non-employee director,” is a director who is not an employee director.  Only non-employee directors receive compensation under the Outside Director Compensation Policy.  Non-employee directors receive compensation in the form of equity and cash under the Outside Director Compensation Policy, as described below.  We believe our Outside Director Compensation Policy provides reasonable compensation to our non-employee directors that is appropriately aligned with our peers and is commensurate with the services and contributions of our non-employee directors.  All directors will be reimbursed for expenses in their capacities as directors in accordance with our standard expense reimbursement policy.

In June 2020, our board of directors approved the amendment and restatement of the Company’s Outside Director Compensation Policy (the “Restated Director Compensation Policy”).

Equity Compensation

Initial Options. Subject to the limits in our 2018 Equity Incentive Plan (the “2018 Plan”), each person who first becomes a non-employee director (other than a person that ceases to be an employee of ours but remains a director of ours) will be granted an initial option to purchase shares of our common stock with a grant date fair value of approximately $780,000, which option will be effective on the first trading date on or after the date on which such person first becomes a non-employee director, whether through election by our stockholders or appointment by our board of directors to fill a vacancy. Each initial option will vest as to 1/3rd of the shares subject to the initial option on the one-year anniversary of the date of grant and as to 1/36th of the shares subject to the initial option each month thereafter, in each case, subject to continued service through each applicable vesting date.

Annual Options. Subject to the limits in the 2018 Plan, under the Restated Director Compensation Policy, each non-employee director is granted an annual option on June 30th of each year (or the preceding trading day, if June 30th is not a trading day) to purchase shares of our common stock with a grant date fair value of approximately $390,000, provided that such director has served on our board of directors for at least the preceding 12 months as of the grant date. Each non-employee director who has served on our board of directors for less than 12 months as of the grant date will receive a prorated award based on the number of days during the prior 12 months such director has served on our board of directors.. Each annual option will fully vest on the earlier of (1) the one-year anniversary of the date of grant of the annual option and (2) the day prior to the date of the annual meeting of our stockholders that occurs in the fiscal year following the grant of such annual option, in each case, subject to continued service through the applicable vesting date.

In the event of a change in control of the Company, and unless otherwise agreed, each non-employee director will fully vest in his or her outstanding equity awards, including any initial option or annual option, provided that he or she continues to be a non-employee director through such date.

Cash Compensation

Under the Outside Director Compensation Policy, our non-employee directors receive annual cash compensation for service on our board of directors and committees of our board of directors as follows, subject to the limits in the 2018 Plan. All cash payments to non-employee directors are paid quarterly in arrears on a prorated basis.

	Member		Chairperson
Board of Directors	$40,000	(1)	$30,000	(2)
Audit Committee	$9,000		$20,000
Compensation Committee	$6,500		$13,000
Nominating and Corporate Governance Committee	$5,000		$9,000

(1)	For service as a non-employee director.
(2)	For service as non-executive chairperson of the board of directors. Cash compensation is $24,000 for service as lead independent director.

PROPOSAL NO. 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Under Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are designed to meet two objectives: (i) to attract and retain talented and skilled executives by paying for performance and (ii) to align compensation of our executives with our stockholders through an appropriate mix of short-term and long-term compensation. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, our board of directors is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion that accompanies the compensation tables, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the board of directors, the compensation committee or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to the board of directors and the compensation committee, and accordingly the board of directors and the compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter at the annual meeting. Unless the board of directors decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executive officers, the next scheduled say-on-pay vote will be at the 2022 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ADVISORY APPROVAL OF OUR NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE

STOCKHOLDER ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act enable the Company’s stockholders, at least once every six years, to indicate their preference regarding how frequently the Company should solicit a non-binding advisory vote on the compensation of the Company’s named executive officers. Accordingly, the Company is asking stockholders to indicate whether they would prefer an advisory vote every year, every other year, or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, the board of directors recommends that the stockholders select a frequency of every year.

After considering the benefits and consequences of each alternative, the board of directors believes that an annual non-binding advisory vote on the compensation of the Company’s named executive officers is the most appropriate policy for us at this time. While our executive compensation programs are designed to promote the creation of stockholder value over the long term, the board of directors believes that an annual advisory vote on the compensation of the Company’s named executive officers provides us with more direct and immediate feedback on our compensation disclosures and investor views about our executive compensation philosophy, policies, and practices. We also believe that an annual advisory vote on named executive officer compensation is consistent with our practice of seeking input and engaging with our stockholders to further understand their perspectives.

While the board of directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of the Company’s named executive officer compensation practices should be held every year, every other year, or every three years. The option among those choices that receives the votes of the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the 2021 Annual Meeting will be deemed to be the frequency preferred by the stockholders. In the event that no option receives a majority of the votes, the board of directors will consider the option that receives the most votes cast to be the frequency preferred by our stockholders.

The board of directors and the compensation committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and, therefore, not binding on the board of directors, the compensation committee or the Company, the board may decide that it is in the best interests of the stockholders that the Company hold an advisory vote on named executive officer compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

A RECOMMENDATION OF ONE-YEAR ON THE PROPOSAL

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP, independent registered public accountants, to audit our financial statements for the year ending December 31, 2021.  During the year ended December 31, 2020, PricewaterhouseCoopers LLP served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Kodiak Sciences Inc. and its stockholders.  At the Annual Meeting, the stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021. Our audit committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance.  Representatives of PricewaterhouseCoopers LLP will be present via webcast at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the audit committee may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table summarizes the aggregate fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, for 2020 and 2019.

	Year Ended December 31,
Fee Category	2020	2019
Audit fees(1)	$1,622,224	$1,015,990
Audit-related fees(2)	—	22,500
Tax fees	—	—
All other fees(3)	900	15,900
Total fees	$1,623,124	$1,054,390

(1)

Audit fees consist of fees billed for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual consolidated financial statements, the review of interim financial statements, and related services that are normally provided in connection with our follow-on offering.

(2)	Audit-related fees for 2019 included accounting services related to our capped royalty agreement with Baker Bros Advisors LP.
(3)

All other fees include any fees billed that are not audit, audit related, or tax fees. In 2019, these fees corresponded to data provisioning services and accounting research software. In 2020, these fees correspond to fees associated with the annual subscription to PwC’s disclosure checklist tool.

Auditor Independence

In 2020, there were no other professional services provided by PricewaterhouseCoopers LLP that would have required the audit committee to consider their compatibility with maintaining the independence of PricewaterhouseCoopers LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to its charter, the audit committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees.  The audit committee has the ability to delegate certain of its powers to a subcommittee of its members, but at present maintains all its powers at the committee level.  All fees paid to PricewaterhouseCoopers LLP for 2020 were pre-approved by our audit committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors is currently comprised of three independent directors and operates under a written charter which is reviewed on an annual basis and amended as necessary by the board of directors upon recommendation by the audit committee.

The members of the audit committee are currently Mr. Bancroft (Chairman), Drs. Dahiyat and Yang.  Each of the members of the audit committee is an “independent director” as currently defined in Rules 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and Rule 10A-3 of the Exchange Act.  The board of directors has also determined that Mr. Bancroft and Dr. Dahiyat are “audit committee financial experts” as described in applicable rules and regulations of the SEC.

The audit committee appoints an accounting firm as our independent registered public accounting firm.  The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon.  Management is responsible for our internal controls and the financial reporting process.  The audit committee is responsible for monitoring and overseeing these processes.

The audit committee held four meetings during 2020.  The meetings were designed to provide information to the audit committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of our company, and to facilitate and encourage communication between the audit committee, management and our independent registered public accounting firm, PricewaterhouseCoopers LLP.  Management represented to the audit committee that our financial statements were prepared in accordance with generally accepted accounting principles.  The audit committee reviewed and discussed the audited financial statements for fiscal year 2020 with management and the independent registered public accounting firm.  The audit committee also instructed the independent registered public accounting firm that the audit committee expects to be advised if there are any subjects that require special attention.

The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm, PricewaterhouseCoopers LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on its review of the audited financial statements and the various discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

The audit committee of the board of directors of Kodiak Sciences Inc.:

Charles Bancroft (Chairperson)

Bassil I. Dahiyat, Ph.D.

Taiyin Yang, Ph.D.

EXECUTIVE OFFICERS

The following table sets forth the names and positions of our executive officers, including their ages as of April 8, 2021.  Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Victor Perlroth, M.D.	48	Chief Executive Officer and Chairman of the Board
Jason Ehrlich, M.D., Ph.D.	45	Chief Medical Officer and Chief Development Officer
John A. Borgeson	59	Senior Vice President and Chief Financial Officer

There are no family relationships among any of the directors or executive officers.

Executive Officers

Victor Perlroth, M.D..  See “Board of Directors and Corporate Governance — Continuing Directors” for Dr. Perlroth’s biographical information.”

Jason Ehrlich, M.D., Ph.D. joined Kodiak as our Chief Medical Officer and Chief Development Officer in September 2018. Dr. Ehrlich, an ophthalmologist, is passionate about improving outcomes for patients with vision-threatening eye diseases through the development of innovative medicines. He is internationally recognized for his leadership and expertise in ophthalmic drug development. Prior to joining Kodiak, Dr. Ehrlich served in an executive capacity as Global Head, Clinical Ophthalmology at Genentech, a member of the Roche Group of pharmaceutical companies. In roles of increasing responsibility at Genentech and Roche from July 2008 to August 2018, Dr. Ehrlich’s efforts as lead clinician for Lucentis in diabetic eye disease resulted in a unanimous FDA Advisory Committee vote and the first-ever FDA approval of an intraocular drug for diabetic macular edema. He then championed further expanding the Lucentis labeling into all forms of diabetic retinopathy, resulting in another first-ever FDA approval. Dr. Ehrlich guided the integration of the ophthalmic drug delivery company ForSIGHT VISION4 into Genentech/Roche after its acquisition, including oversight of the successful Phase II study of the ranibizumab Port Delivery System. In his work, Dr. Ehrlich has participated in or overseen numerous supplemental biologics license applications and both FDA and European health authority interactions. He led the global development of lampalizumab towards an innovative new therapy for the dry form of age-related macular degeneration, including design and execution of the pivotal Phase III program that included over 1,800 patients, over 275 sites, and more than 20 countries. He also oversaw his team’s effort to secure FDA approvals of Lucentis in its prefilled syringe and for choroidal neovascularization due to pathologic myopia, and the successful transition to global Phase III development of faricimab, a novel bispecific antibody for retinal vascular disease. Dr. Ehrlich completed his Ophthalmology residency at Stanford University School of Medicine, earned his M.D. and Ph.D. degrees from Stanford through the NIH-funded Medical Scientist Training Program, and received his A.B. in Molecular Biology summa cum laude from Princeton University.

John A. Borgeson is our Senior Vice President, Chief Financial Officer and Secretary and has served in this position since January 2016. Mr. Borgeson brings over 25 years of pharmaceutical industry experience in finance, strategy and operations on a global scale. From January 2013 until December 2015, Mr. Borgeson led finance for a variety of private biotech companies, including Labrys Biologics, Inc., which was acquired by Teva Pharmaceuticals. Previously, Mr. Borgeson was a Vice President of Finance at Pfizer Inc. and a member of Pfizer’s Global Finance and Business Operations Leadership Team. Mr. Borgeson’s roles at Pfizer included finance head for Pfizer’s biotherapeutics and bioinnovation group and corporate tax executive with responsibility for the United States and Europe. Mr. Borgeson started his career as an auditor with Ernst & Young and is a certified public accountant (inactive). He has an M.B.A. from R.I.T. and an undergraduate degree from the School of Management at the University at Buffalo (S.U.N.Y.).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We are biopharmaceutical company committed to researching, developing and commercializing transformative therapeutics to treat high prevalence retinal diseases. Founded in 2009, we are focused on bringing new science to the design and manufacture of next generation retinal medicines to prevent and treat the leading causes of blindness globally. Based on our proprietary antibody biopolymer conjugate platform, (the “ABC Platform”), our lead product candidate, KSI-301, is currently in Phase 3 clinical development for the treatment of retinal vascular diseases including age-related macular degeneration (“AMD”), retinal vein occlusion (“RVO”) and diabetic eye diseases. In addition, we have an active pipeline of drug candidates, including KSI-501, our bispecific anti-IL-6/VEGF biopolymer conjugate for the treatment of neovascular retinal diseases with an inflammatory component, and we are expanding our early research pipeline to include ABC Platform based triplet inhibitors for multifactorial retinal diseases such as dry AMD and glaucoma.

We became a public company in October 2018, and we filed our 2019 and 2020 proxy statements under the scaled reporting system applicable to emerging growth companies. As of the close of calendar year 2020, we ceased to be an emerging growth company and, therefore, this year’s Proxy Statement includes additional detail regarding executive compensation that was previously not required, including: this Compensation Discussion and Analysis, additional compensation tables for “Grants of Plan-Based Awards,” “Option Exercises and Stock Vested,” and “Potential Payments upon Termination or Change in Control,” a stockholder advisory vote on the compensation of our named executive officers, which is included as Proposal 2 in this Proxy Statement; and a stockholder advisory vote on the preferred frequency of advisory votes on the compensation of our named executive officers, which is included as Proposal 3 in this Proxy Statement.

This Compensation Discussion and Analysis discusses our executive compensation program and policies and how and why our compensation committee arrived at specific compensation decisions for our “named executive officers” consisting of the following individuals, who were the only individuals serving as our executive officers at the end of 2020:

•	Victor Perlroth, M.D., our Chief Executive Officer and Chairman of the Board;
•	John A. Borgeson, our Senior Vice President and Chief Financial Officer; and
•	Jason Ehrlich, M.D., Ph.D., our Chief Medical Officer and Chief Development Officer;

Executive Summary

In 2020, we made significant progress towards our “2022 Vision” of a single Biologics License Application (“BLA”) submission and initial FDA approval for KSI-301 in wet AMD, diabetic macular edema (“DME”) and RVO in 2022 with a total of four pivotal studies — two Phase 3 studies in DME (the GLEAM and GLIMMER studies), one Phase 2b/3 study in wet AMD (the DAZZLE study) and one Phase 3 study in RVO (the BEACON study).  We completed global patient recruitment for our DAZZLE pivotal study in November 2020, and we initiated the GLEAM, GLIMMER and BEACON pivotal studies in the third quarter of 2020. After completing a follow-on equity offering in November 2020 that resulted in net proceeds of $612 million, we are now well positioned to advance the KSI-301 program towards achieving our “2022 Vision”, including the manufacturing activities necessary for BLA submission, and also to advance our pipeline of drug candidates, including KSI-501 and our triplet inhibitor drug candidates, and for working capital and general corporate purposes. Our stock performance during 2020 as measured by compounded annual growth return (“CAGR”) was 106.8%, and for the two-year period beginning January 1, 2019 and ending December 31, 2020, the CAGR was 325.6%, reflecting the Company’s extraordinary performance against its corporate objectives.

The important features of our executive compensation program include the following:

•

A substantial portion of executive compensation is delivered through variable incentives that are at risk. We structure a significant portion of our named executive officers’ compensation to be variable, at risk and tied directly to our measurable performance. For 2020, approximately 93% of our Chief Executive Officer’s total reported compensation and , on average, approximately 85% of our other named executive officers’ total reported compensation was at risk, consisting of annual bonuses and equity incentives granted, as reported in the “2020 Summary Compensation Table.”

•

Our executive bonuses are entirely dependent on meeting corporate objectives. Our named executive officers’ annual bonus opportunities are entirely dependent upon our achievement of annual corporate objectives established each year. For 2020, our named executive officers received annual bonuses equal to 150% of their target bonus opportunity based on our performance as measured against the pre-established corporate goals for 2020. We emphasize long-term equity incentives. Equity awards are an integral part of our executive compensation program and comprise the primary “at-risk” portion of each named executive officer’s compensation package. We have historically granted equity awards primarily in the form of stock options. These awards strongly align our named executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our named executive officers to remain in our long-term employ. Stock options are also the predominant vehicle among biopharmaceutical companies at our stage of development, and the most prevalent type of equity award used by our peer companies. The Company also grants restricted stock units (“RSUs”) as part of the equity award mix from time to time, which we believe improves the balance and risk profile of our executive compensation program, in addition to further incentivizing retention and aligning our named executive officers’ interest with those of our stockholders.

•

Change in control benefits are limited to double-trigger payments which require termination other than for cause or resignation for good reason in connection with a change of control to trigger payments.

•

We do not provide our named executive officers with any excise tax reimbursement (including “gross up”) payments in connection with any payments or benefits received upon a change in control of the Company.

•

We do not provide our named executive officers with any special health or welfare benefits. Our named executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

•

Our compensation committee has retained an independent third-party compensation consultant for guidance in analyzing our executive compensation program and making compensation decisions, including market practices, so that our compensation committee can regularly assess the Company’s individual and total compensation programs against our peer companies, the general marketplace and other relevant industry data points.

•	The equity awards granted to our named executive officers have multiple-year vesting requirements, consistent with our retention objectives.

Overview of Our Executive Compensation Program

Objectives, Philosophy and Elements of Compensation

The overall objectives of our executive compensation program and policies are to:

•	attract, retain and motivate superior executive talent;
•	provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as to facilitate executive retention; and
•	align our executives’ interests with those of our stockholders through long-term incentives linked to specific performance.
•

Our executive compensation program generally consists of, and is intended to strike a balance among, the following three principal components: base salary, annual bonuses and long-term incentive compensation in the form of equity awards. We also provide our named executive officers with severance and change-in-control payments and benefits, as well as other benefits available to all our employees, including retirement benefits under the Company’s Section 401(k) plan and participation in our employee health and welfare benefit plans. The following chart summarizes the objectives and key features of the three primary elements of compensation.

.

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.

Generally reviewed annually and determined based on a number of factors (including individual performance, internal equity, retention, expected cost of living increases and the overall performance of our Company) and by reference to market data provided by the compensation committee’s independent compensation consultant.

Annual Bonus (at-risk cash)	Motivates and rewards for attaining rigorous annual corporate performance goals that relate to our key business objectives.

Bonus opportunities are entirely dependent upon achievement of specific corporate performance objectives, generally determined by the compensation committee and board of directors and communicated at the beginning of the year. Actual bonus amounts earned are determined after the end of the year, based on achievement of the pre-established corporate performance objectives.

Long-Term Incentive (stock options)	Motivates our executive officers to achieve our business objectives by tying incentives to the appreciation of our common stock over the long term.

Stock options have an exercise price equal to or greater than the fair market value of our common stock on the date of grant. The ultimate value realized, if any, depends on the appreciation of our common stock price and if our stock price does not appreciate, there is no value realized by our executive officers.  Stock options may vest based on continued service over a specified period of time and/or achievement of pre-established performance goals.

In determining the aggregate size of equity grants in any given year, the compensation committee (or our board of directors in the case of our Chief Executive Officer) generally considers the same factors described above under “Base Salaries” with respect to performance during the prior fiscal year, as well as the criticality of the executive officer to the long-term achievement of corporate goals. The compensation committee also considers the impact of dilution by reviewing overall share utilization and usage.

Long-Term Incentive (“RSUs”))

Motivates executive officers to achieve our corporate objectives by tying compensation to the performance of our common stock over the long term and/or the achievement of business, clinical development and regulatory goals over the long term; motivates our executive officers to remain with the Company by mitigating swings in incentive values during periods when market volatility weighs on our stock price.

RSUs may vest based on continued service over a specified period of time and/or achievement of pre-established performance goals; the ultimate value realized varies with our common stock price.

In evaluating our executive compensation policies and programs, as well as the short-term and long-term value of our executive compensation plans, we consider both the performance and skills of each of our executives, as well as the compensation paid to executives in similar companies with similar responsibilities. We focus on providing a competitive compensation package which provides significant short and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

We do not have any formal policies for allocating compensation among base salary, annual bonus awards and equity awards, short-term and long-term compensation or among cash and non-cash compensation. Instead, the compensation committee uses its judgment to establish a total compensation package for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, a significant portion of the named executive officers’ target total direct compensation is comprised of target bonus opportunities and long-term equity awards, in order to align the named executive officers’ incentives with the interests of our stockholders and our corporate objectives.

In making executive compensation decisions, the compensation committee generally considers each executive officer’s target total direct compensation, which consists of base salary, target bonus opportunity, which together with base salary we refer to as target total cash compensation and long-term equity awards (valued based on an approximation of grant date fair value).

Role of the Compensation Committee and Executive Officers in Setting Executive Compensation

The compensation committee reviews and oversees our executive compensation program, policies and plans, and it reviews and determines the compensation to be paid to our executive officers. In making its executive compensation determinations, the compensation committee considers recommendations from the Chief Executive Officer for our named executive officers other than himself. In making his recommendations, the Chief Executive Officer receives internal input from our management team and has access to various third-party compensation surveys and compensation data provided by the independent compensation consultant to the compensation committee, as described below. While the Chief Executive Officer discusses his recommendations for the other executive officers with the compensation committee, he does not participate in the deliberations concerning, or the determination of, his own compensation. In addition to our Chief Executive Officer, our Chief Financial Officer, as well as members of our management team may also attend compensation committee meetings from time to time and may take part in discussions of executive compensation. The compensation committee discusses and makes final determinations with respect to executive compensation matters without any named executive officers present (other than the Chief Executive Officer as described above).

The compensation committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, annual bonus and equity awards) for our named executive officers on an annual basis; however, decisions may occur during the year for new hires, promotions or other special circumstances as our compensation committee determines appropriate. The compensation committee does not delegate its authority to approve named executive officer compensation. The compensation committee does not maintain a formal policy for the timing of equity awards to our named executive officers; awards are generally approved at a meeting of the compensation committee approximately midway through each year.

Role of Our Compensation Consultant

The compensation committee has the sole authority to retain compensation consultants to assist in its evaluation, analysis and determination of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. For purposes of evaluating 2020 compensation for each of our named executive officers and making 2020 compensation decisions, the compensation committee retained Compensia, a compensation consultant, to assist the compensation committee in reviewing our executive compensation program and to ensure that our compensation programs remain competitive in attracting and retaining talented executives.

During 2020, Compensia assisted the compensation committee in developing a group of peer companies to use as a reference in making compensation decisions, developing the compensation committee’s executive pay philosophy, evaluating current pay practices and considering different compensation programs and compensation and corporate governance best practices. As described further below, Compensia also prepared an analysis of our compensation practices with respect to base salaries, annual bonuses and long-term equity awards against competitive market practices. Compensia reports directly to the compensation committee, which maintains the authority to direct their work and engagement, and advises the compensation committee and our human resources department from time to time. Compensia interacts with management to gain access to Company information that is required to perform its services and to understand the culture and policies of our organization. The compensation committee and Compensia meet in executive session with no members of management present as needed to address various compensation matters, including deliberations regarding the Chief Executive Officer’s compensation.

During 2020, our compensation committee analyzed whether the work of Compensia as a compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the fact that Compensia and its affiliates do not provide any services directly to Kodiak; (ii) the amount of fees paid to Compensia and its affiliates by Kodiak as a percentage of Compensia and its affiliates’ total revenue; (iii) Compensia’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Compensia or the individual compensation advisors employed by Compensia with any executive officer; (v) any business or personal relationship of the individual compensation advisors with any member of our compensation committee; and (vi) any Kodiak stock owned by Compensia or the individual compensation advisors employed by Compensia. Based on its analysis of these factors, our compensation committee determined that the work of Compensia and the individual compensation advisors employed by Compensia does not give rise to any conflict of interest.

Use of Competitive Market Compensation Data

We aim to attract and retain the most highly qualified executive officers in an extremely competitive market. Accordingly, the compensation committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the compensation committee reviews market data for each named executive officer’s position, compiled by Compensia as described below, including information relating to the compensation for executive officers in the biopharmaceutical industry.

In developing a proposed list of our peer group companies to be used in connection with making compensation decisions for 2020, Compensia examined our compensation philosophy and selected companies that would be appropriate peers based on geography, industry focus, employee size, stockholder base, stage of development and market capitalization. Specifically, companies were selected in May 2020 with the following parameters:

•	Geography: We focused on biopharmaceutical companies listed on a U.S. national securities exchange with preference for companies with a U.S. headquarters.
•	Industry Focus: We focused on biopharmaceutical companies employing platform technologies to develop high complexity drugs and/or treating complex or concentrated diseases.
•	Employee size: We focused on companies with a headcount of roughly between 1/3 to 3 times our headcount at the time of evaluation.
•	Stockholder base: We focused on companies with a strong presence of long-term investors.
•	Stage of development: We focused on late stage pre-commercial companies conducting at least one pivotal registrational study or early commercial (less than $100 million in revenue) companies.
•	Market Capitalization: We focused on companies with market capitalization representing roughly 1/3 to 3 times our market capitalization at the time of evaluation.

Based on these criteria, for 2020, Compensia recommended, and our compensation committee approved the following peer group for use analyzing 2020 compensation:

• Adverum Biotechnologies	• Deciphera Pharmaceuticals
• Alector	• Denali Therapeutics
• Allakos	• Global Blood Therapeutics
• Apellis Pharmaceuticals	• Iovance Biotherapeutics
• Arena Pharmaceuticals	• Kiniksa Pharmaceuticals
• Arrowhead Pharmaceuticals	• Mirati Therapeutics
• bluebird bio	• MyoKardia
• Blueprint Medicines	• Principia Biopharma
• Constellation Pharmaceuticals	• TG Therapeutics
• CRISPR Therapeutics	• Turning Point Therapeutics

Using the peer companies listed above, Compensia prepared, and the compensation committee reviewed, a range of market data reference points (generally at the 25th, 50th, 60th and 75th percentiles of the market data) with respect to base salary, annual bonuses, equity awards (valued based on an approximation of grant date fair value and as an ownership percentage), target total cash compensation (including base salary and the annual target bonus) and target total direct compensation (total target cash compensation and equity compensation).

The compensation committee reviews these market data reference points and structures each component of compensation, as well as target total direct compensation to be competitive with the market. However, the market data is only one of the factors that the compensation committee considers in making compensation decisions and therefore individual named executive officer compensation may fall above or below these general guidelines.

Factors Used in Determining Executive Compensation

Our compensation committee sets the compensation of our named executive officers at levels it determines to be competitive and appropriate for each executive officer, using the professional experience and judgment of compensation committee members. Pay decisions are not made by use of a formulaic approach or benchmark; the compensation committee believes executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year. In making executive compensation decisions, the compensation committee generally takes into consideration the following factors:

•	Company performance and existing business needs;
•	Each named executive officer’s individual performance, scope and complexity of job function and the criticality of the skill set of the named executive officer to the Company’s future performance;
•	The need to attract new talent to our executive team and retain existing talent in a highly competitive industry where we compete for top talent;
•	A range of market data reference points, as described above under “Use of Competitive Market Compensation Data”; and
•	The recommendations of its compensation consultants on compensation policy determinations for our executive officers.

2020 Executive Compensation Program

Annual Base Salary

In reviewing and adjusting base salaries in June 2020, the compensation committee first assessed current base salary levels against the competitive market data and determined that certain of our named executive officers trailed the 50th percentile of our 2020 peer group. Given the strong performance of the Company at the time, the compensation committee determined an increase to the market 50th percentile was appropriate for these named executive officers, and necessary to remain competitive with companies with whom we compete and a smaller increase was necessary and appropriate for those named executive officers who were closer to the 50th percentile as a merit increase for their efforts towards our strong performance at the time. Accordingly, the compensation committee increased the base salaries of the named executive officers to the amounts necessary to set their 2020 base salaries at approximately the 50th percentile of the competitive market data.

Executive	2020 Base Salary	Percentage Increase in Base Salary from December 31, 2019
Victor Perlroth, M.D.	$631,000	15%
John A. Borgeson	$441,000	8%
Jason Ehrlich, M.D., Ph.D.	$469,000	3%

Annual Bonuses

In early 2020, our compensation committee approved our annual bonus program for 2020. The 2020 annual bonus each named executive officer was eligible to receive was based on the individual’s target bonus, calculated as a percentage of base salary, or target bonus percentage, and the extent to which we achieved the corporate objectives that our board of directors established for the year. There is no specified minimum or maximum bonus percentage or amount established for the named executive officers.

Specifically, the compensation committee determined that the 2020 target bonus percentage should remain at the same levels as 2019 for all named executive officers other than Dr. Perlroth (i.e., 40% for Mr. Borgeson and Dr. Ehrlich). The compensation committee’s decision regarding 2020 target bonus percentages was based on its assessment that the target bonus percentages previously established were appropriate and continued to align us competitively with our 2020 peer group. A review of a competitive market analysis prepared by Compensia indicated that with a target bonus percentage of 55%, Dr. Perlroth’s target total cash compensation fell below the 50th percentile of the competitive market data. In order to better align his target total cash compensation with those of the chief executive officers of the companies in our 2020 peer group and in recognition of his greater role in determining the course of, and ability to influence the future of the Company, as well as the critical importance of his leadership to the Company’s achievement of its 2020 business and financial objectives, the compensation committee approved an increase to Dr. Perlroth’s 2020 target bonus percentage to 60%.

In connection with establishing the 2020 annual bonus program, the compensation committee approved the corporate goals identified in the table below. In selecting these goals, the compensation committee believed that they were appropriate drivers for our business, as they supported KSI-301 clinical development and advanced our research and discovery pipeline, all while maintaining a solid financial position, which together, would enhance stockholder value. At the time the 2020 corporate goals were set, the compensation committee and management believed that such goals were challenging and achieving them would require not only continued strong research and product development success, as well as prudent fiscal and legal management, but also a high level of effort and execution on the part of our named executive officers.

The compensation committee also applied a performance weighting to each goal relative to the overall performance of the Company to reflect the prioritization of key business objectives in the table below.  No specific individual objectives were established for any of our named executive officers for 2020, so our named executive officers' bonuses were entirely dependent on the achievement of our corporate goals.

During 2020, management reported regularly to the compensation committee on the status of our performance against these goals and in early 2021, the compensation committee evaluated our performance in relation to the 2020 goals. After consideration of such performance, the compensation committee concluded that 2020 was a year of meaningful accomplishments during which the Company largely exceeded each of the goals, as further described in the table below.  The table below describes each corporate goal as well as the achievements related to each goal.

Corporate Goal	2020 Achievements	Weighting
Advance KSI-301 clinical studies across retinal vascular disease indications	•Completed enrollment of DAZZLE Phase 2b/3 Pivotal Study of KSI-301 in Patients with Wet Age-Related Macular Degeneration. •Initiated and randomized first patients in paired Phase 3 DME studies (GLEAM and GLIMMER) and Phase 3 RVO study (BEACON). •Successful follow-up and reporting on Phase 1b clinical trials for KSI-301 Rating: Exceeded goal	45%
Advance KSI-301 CMC roadmap for BLA filing	•Successfully completed manufacturing runs of KSI-301 for clinical supply in support of multiple Phase 3 trials. •Advanced KSI-301 commercial supply planning including negotiating a long-term agreement with Lonza for manufacture of KSI-301. Rating: Exceeded goal	15%
Advance KSI-501 development candidate	The cGMP master cell bank for KSI-501 has been completed, and KSI-501 is being further advanced towards clinical development. Rating: Exceeded goal	10%

Advance triplet inhibitor development candidate	Advanced research of monoclonal antibodies and small molecule inhibitors for triplet inhibitor development candidates. Rating: Exceeded goal	5%
Build team to support accelerating research and development clinical and pre-commercial activities	Successfully onboarded over thirty new hires with a focus on key functional areas of clinical development, manufacturing, and discovery medicine, including eight new hires with a Ph.D. Rating: Exceeded goal	20%
•Manage cash in a manner consistent with our strategy.	•Kodiak ended 2020 with $969.0 million of cash, cash equivalents and marketable securities, including the $612.0 million net proceeds from our November 2020 financing. •Rating: Exceeded goal	5%

Based on our performance relative to the 2020 corporate goals, the compensation committee awarded each of our named executive officers an annual bonus equal to 150% of his target bonus opportunity for 2020, as shown in the table below:

Named Executive Officer	2020 Target Bonus(1)	2020 Actual Bonus
Victor Perlroth, M.D.	$340,758	$511,137
John A. Borgeson	$170,234	$255,351
Jason Ehrlich, M.D., Ph.D.	$184,895	$277,342

(1)	These amounts are based on actual base salaries paid during 2020, which reflect the mid-year adjustments to the named executive officers’ respective base salaries.

Equity-Based Incentive Awards

We have historically granted equity compensation to our named executive officers primarily in the form of stock options. The compensation committee believes that stock options are a key tool in serving to align the interests of our named executive officers and our stockholders; stock options are inherently performance based, and automatically link executive pay to stockholder return, as the value realized, if any, by the executive officer from an award of stock options, is dependent upon, and directly proportionate to, appreciation in stock price. Named executive officers will only receive value from the stock option awards if the price of our common stock increases above the price at time of grant and remains above as the stock options continue to vest. Stock options also do not have downside protection, and the awards will not provide value to the holder when the stock price is below the exercise price.

In late 2019, our compensation committee determined that it was advisable to add RSUs to our equity award mix to align with peer company practices. In addition to aligning with market practice, we believe that it improves the balance and risk profile of our executive compensation program to include a form of award that does not rely solely on stock price appreciation in order to provide value.

The equity mix for each named executive officer took into consideration both peer practices and competitive market data, as well as, in the case of Dr. Perlroth, his ability to impact the achievement of key corporate objectives in his position as Chief Executive Officer relative to the rest of the named executive officers.  For the 2020 annual equity grant to Dr. Perlroth, the compensation committee decided to deliver 100% of the value of his annual equity award in the form of a stock option and for our named executive officers other than Dr. Perlroth, the compensation committee decided to deliver approximately 65% of the value of each named executive officer’s equity award in the form of stock options and 35% of the value in the form of RSUs.

When determining the appropriate value of equity awards, the compensation committee requested Compensia to provide guidance with respect to implementing a program that would incentivize our named executive officers to drive toward the achievement of key Company priorities and increase stockholder value over the long-term, while maintaining competitive market practices and being mindful of the Company’s equity burn rate.  In determining the appropriate amount of each award, the compensation committee considered market data provided by Compensia at the 50th, 60th and 75th percentile levels, reflecting both equity value, based on the approximate grant date fair value, and percentage of our Company delivered annually, based on the number of shares subject to the award as a percentage of total Company shares outstanding. The compensation committee also considered each named executive officer’s current equity holdings, the extent to which such holdings were “in-the-money,” the extent to which such holdings remained unvested and therefore continued to serve as a retention tool, as well as the potential dilution of our share reserves.

Taking these factors into consideration and applying Compensia’s market analysis of long-term incentive compensation of our named executive officers compared to our 2020 peer group, the compensation committee determined that the value of the aggregate equity awards granted to each of our named executive officers should be at approximately the 60th percentile of our 2020 peer group and approved the grants to the named executive officers summarized in the table below.  The stock options granted in 2020 vest monthly over a four-year period and the RSUs vest in four equal annual installments, in each case subject to the named executive officer’s continued service with us through the applicable vesting date. The number of shares of our common stock subject to the stock option and RSU awards granted to each named executive officer is reflected in the table below.

Named Executive Officer	2020 Stock Option Grant (# of shares)	2020 RSU Grant (# of shares)
Victor Perlroth, M.D.	247,498	—
John A. Borgeson	46,163	14,476
Jason Ehrlich, M.D., Ph.D.	46,163	14,476

Performance Option Awards

In February 2021, the compensation committee approved a special performance-based stock option grant for our named executive officers as a result of the Company’s extraordinary performance in fiscal year 2020. These performance-based options are linked to metrics that are aligned with our corporate strategy and which are designed to build value for our stockholders. Specifically, the linked metrics are focused on performance towards completion of our KSI-301 clinical development. The options will vest over four years if, and only if, the enrollment of the last patient in both of the DME pivotal trials, GLEAM and GLIMMER occurs before December 31, 2022.

Pursuant to FASB ASC Topic 718, these performance equity awards will be reported in their year of grant, i.e. 2021, even though the award relates to service performed within the prior 2020 fiscal year.

Named Executive Officer	Performance Stock Option Grant (# of shares)
Victor Perlroth, M.D.	60,000
John A. Borgeson	15,000
Jason Ehrlich, M.D., Ph.D.	15,000

The compensation committee regularly considers, and requests guidance about, various ways to design equity compensation programs to incentivize our named executive officers to drive toward the achievement of key Company priorities and increase stockholder value over the long-term, including in light of evolving market practices. The compensation committee will continue to evaluate and, if appropriate, make changes to our executive compensation program to ensure that the program is appropriate for our stage of development and opportunity and that the program continues to reflect strong pay-for-performance objectives.

Timing of Equity Awards

Annual grants of equity awards to our named executive officers, are generally determined and approved at compensation committee meetings, with such meeting date typically serving as the grant date. However, the compensation committee may sometimes approve the grant of equity awards to our named executive officers and other employees in advance of its next scheduled meeting, either at a special meeting or by unanimous written consent, in connection with certain new hires, promotions and other circumstances where the compensation committee deems it appropriate to make such grants. The grant dates for these equity awards are typically the same date that a newly hired officer begins employment or the effective date of an officer’s promotion, as applicable.  All stock options are granted with an exercise price that is not less than the closing price of our common stock on the grant date. We have no plan or practice to time option grants in coordination with the release of non-public information, and we do not time the release of non-public information to affect the value of executive compensation.

Other Features of Our Executive Compensation Program

Employment Agreements with Our Named Executive Officers

We entered into employment agreements with each of our named executive officers upon their initial commencement of employment with us. Each of our named executive officers is employed at will and may be terminated at any time for any reason. All of our named executive officers are eligible for severance and change in control payments and benefits pursuant to the terms of their respective employment agreements, the terms of which are described below under “Severance and Change in Control Payments and Benefits” and “Potential Payments upon Termination or Change in Control.”

Severance and Change in Control Payments and Benefits

The employment agreements with our named executive officers provide for certain severance payments and benefits (cash payments, payments for benefits continuation and equity acceleration) upon a termination of employment without cause or resignation for good reason, either alone or within the three months prior to or 24 months following a corporate transaction. We do not provide any excise or other tax reimbursement (including “gross up”) payments in connection with severance or change in control transactions. Our compensation committee periodically reviews the severance payments and benefits that we provide, including by reference to market data, to ensure that the payments and benefits remain appropriately structured and at reasonable levels. The compensation committee believes that that severance protection benefits are necessary to provide stability among our named executive officers, serve to focus our named executive officers on our business operations, and avoid distractions in connection with a potential change in control transaction or period of uncertainty. A more detailed description of the severance payments and benefits for each of our named executive officers is provided below under “Potential Payments upon Termination or Change in Control.”

Regardless of the manner in which a named executive officer’s service terminates, the named executive officer is entitled to receive amounts earned during his term of service, including base salary earned and unused vacation pay.

401(k)Plan and Health Benefits

We maintain a Section 401(k) retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees, including our named executive officers, are able to defer eligible compensation subject to applicable annual limits under the Internal Revenue Code of 1986, as amended (the “Code”). All participants’ interests in their deferrals are 100% vested when contributed. In 2019, we amended the Section 401(k) Plan to provide employer matching contributions of 100% of employee contributions up to a maximum of 50% of the individual maximum contribution limit allowed under the Internal Revenue Service rules. Company matching contributions for the Section 401(k) plan became effective January 1, 2019. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The Section 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the Section 401(k) plan and earnings on those contributions are generally not taxable to the employees until distributed from the Section 401(k) plan, and all contributions are deductible by us when made. The Section 401(k) plan also permits contributions to be made on a post-tax basis for those employees participating in the Roth 401(k) plan component.

In addition, we provide other benefits to our named executive officers, on the same basis as to all of our full-time employees. These benefits include, but are not limited to, medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans.

Perquisites and Other Personal Benefits

We generally do not offer perquisites or personal benefits to our named executive officer, although we may from time to time provide reasonable relocation, signing bonuses, retention bonuses, or other benefits to our named executive officers as our compensation committee determines appropriate. In 2020, we paid Dr. Ehrlich a monthly housing and travel allowance pursuant to the terms of his employment agreement, as reported in the “2020 Summary Compensation Table.” The Company determined that such benefits were reasonable and necessary in order to induce Dr. Ehrlich to join our Company and they will cease in September 2021.

Accounting and Tax Considerations

Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, the Company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.

Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for (i) certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date or (ii) the reliance period exception for certain compensation paid by corporations that became publicly held on or before December 20, 2019.

Although the compensation committee will continue to consider tax implications as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of our Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The compensation committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Clawback

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Additionally, we intend to implement a Dodd-Frank Wall Street Reform and Consumer Protection Act-compliant clawback policy as soon as, and to the extent that, the requirements of such clawbacks are finalized by the SEC.

Risk Assessment Concerning Compensation Practices and Policies

With the assistance of the compensation committee’s compensation consultant and the Company’s outside legal counsel, in April 2021, the compensation committee reviewed the Company’s compensation policies and practices to assess whether they encourage employees to take excessive or inappropriate risks. After reviewing and assessing the Company’s compensation philosophy, policies and practices, including the mix of fixed and variable, short and long-term incentives and overall compensation, incentive plan structures, and risk mitigation features, and oversight of, each plan and arrangement, the compensation committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. The compensation committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive or inappropriate risks; the mix of short-term compensation (in the form of base salary and annual bonus, if any, which is based on the achievement of multiple performance goals), and long-term compensation (in the form of stock options and RSUs) prevents undue focus on short-term results and helps align the interests of the Company’s named executive officers with the interests of our stockholders. In addition, the Company’s insider trading policy and prohibition against hedging and pledging in the Company’s equity securities helps protect against short-term decision making.

2020 Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during 2020, 2019 and 2018.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(2)(7)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation	Total
Victor Perlroth, M.D(4)	2020	$590,500	$—	$—	$7,830,564	$511,137	$10,560	$8,942,761
Chief Executive Officer and Chairman of the Board	2019	525,659	—	—	16,714,242	392,606	9,500	17,642,007
	2018	427,536	300,000	—	5,169,207	—	—	5,896,743
John A. Borgeson(5)	2020	425,500	—	783,441	1,460,547	255,351	11,768	2,936,607
Senior Vice President and Chief Financial Officer	2019	401,500	—	889,471	4,697,833	224,879	9,500	6,223,183
	2018	327,218	180,000	—	1,605,320	—	—	2,112,538
Jason Ehrlich, M.D., Ph.D.(6)	2020	462,200	—	783,441	1,460,547	277,342	72,717	3,056,247
Chief Medical Officer and Chief Development Officer	2019	447,700	—	852,716	6,085,991	250,747	79,011	7,716,165
	2018	146,667	290,000	594,000	2,696,297	—	18,323	3,745,287

(1)

For 2018, the amounts in this column represent cash bonuses awarded for Company performance, but which were paid in the subsequent year, and for Dr. Ehrlich, the amount in this column also includes the cash retention bonus described in (6) below.

(2)

The dollar amounts in this column represent the aggregate grant date fair value of RSU awards and stock option awards granted in 2020, 2019 and 2018, respectively, and do not necessarily represent the actual value that may be realized by the named executive officers.  These amounts have been computed in accordance with FASB ASC Topic 718.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K. See Equity Awards section below for further details.

(3)

Amounts for 2020 and 2019 represent cash bonuses earned in that year and paid in the subsequent year based on achievement of performance goals and other factors deemed relevant by our Board and compensation committee.

(4)

“All Other Compensation” for Dr. Perlroth includes matching of contributions made under the Company’s Section 401(k) plan as well as term life insurance premiums paid by us on behalf of the named executive officers. All of these benefits are provided to the named executive officers on the same terms as provided to all of our regular full-time employees.

(5)	“All Other Compensation” for Mr. Borgeson includes matching of contributions made under the Company’s Section 401(k) plan as well as term life insurance premiums.
(6)

"Bonus" for Dr. Ehrlich in 2018 also consists of (a) a $90,000 cash bonus described in (1) above and (b) a $200,000 cash retention bonus, which will be repayable by him on a pro-rated basis if his employment is terminated by us for "cause" or by him without “good reason" (as such terms are defined in his amended employment agreement) before the second anniversary of the effective date of his original employment agreement. For 2020 and 2019, “All Other Compensation for Dr. Ehrlich includes matching of contributions made under the Company’s Section 401(k) plan, term life insurance premiums and amounts paid to Dr. Ehrlich relating to his housing and travel allowance. For 2018, “All Other Compensation” for Dr. Ehrlich represents amounts paid to Dr. Ehrlich relating to his housing and travel allowance.

(7)

In February 2021, the compensation committee approved a special performance-based stock option grant for our named executive officers as a result of the Company’s extraordinary performance in fiscal year 2020. Pursuant to FASB ASC Topic 718, these performance equity awards granted in 2021 will be reported in their year of grant, i.e. 2021, even though the award relates to service performed within the prior 2020 fiscal year. The aggregate grant fair value of the special performance-based stock option grant to our named executive officers is $4,644,600 for Dr. Perlroth, $1,161,150 for Mr. Borgeson, and $1,161,150 for Dr. Ehrlich.

2020 Grants of Plan-Based Awards

The following table provides information regarding the grants of plan-based awards to our named executive officers for the year ended December 31, 2020.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) Target ($)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (4)
Victor Perlroth, M.D.
Equity grants	6/30/2020		247,498	—	$54.12	$7,830,564
Annual bonus		340,758
John Borgeson
Stock option grants	6/30/2020		46,163		54.12	1,460,547
RSU awards				14,476		783,441
Annual bonus		170,234
Jason Ehrlich, M.D., Ph.D.
Stock option grants	6/30/2020		46,163		$54.12	$1,460,547
RSU awards				14,476		$783,441
Annual bonus		184,895

(1)

The amounts shown reflect the target cash incentive award for our named executive officers, which are disclosed in the “2020 Executive Compensation Program — Annual Bonuses” section of the Compensation Discussion and Analysis. The actual amounts paid for 2020 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. There were no threshold or maximum payout levels for the cash incentive compensation.

(2)

All stock option awards were granted under the 2018 Plan and expire ten years from the date of grant or earlier upon termination of service. The option will vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the grant date. Vesting is subject to acceleration as described under the caption “Potential Payments Upon Termination or Change in Control” below.

(3)

All RSU awards were granted under the 2018 Plan. The RSU award will vest as to 1/4th of the shares subject to the RSU award on June 15, 2021 and thereafter as to 1/4th of the original number of shares subject to the RSU award on each succeeding June 15th thereafter until fully vested. Vested shares will be delivered to the named executive officer on the vesting date, provided that delivery may be delayed pursuant to the terms of the award agreement. Vesting is subject to acceleration as described under the caption “Potential Payments Upon Termination or Change in Control” below.

(4)

Amounts shown in this column do not reflect compensation actually received or amounts that may be realized in the future by the named executive officers. The amounts shown in this column reflect the aggregate grant date fair value in fiscal year 2020 for the option award or the RSU award as computed in accordance with FASB ASC 718. The assumptions used to calculate the value of the option awards and the RSU awards are set forth in Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 1, 2021. There can be no assurance that the stock option award will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the FASB ASC 718 value shown in this column.

2020 Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning equity awards held by our named executive officers as of December 31, 2020.

	Option Awards						Stock Awards
		Number of Securities Underlying Option (#)					Number of Shares or Units		Market Value of Share or Units of
Name	Vesting Commencement Date	Exercisable (#)	Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	of Stock That Have Not Vested (#)		Stock That Have Not Vested ($)(8)
Victor Perlroth, M.D.	6/30/2020	30,937	216,561	(3)(4)	54.12	6/29/2030	—		—
	12/30/2019	—	111,850	(3)(6)	73.51	12/29/2029	—		—
	12/30/2019	60,375	181,125	(3)(4)	73.51	12/29/2029	—		—
	7/16/2019	85,531	155,969	(3)(4)	14.23	7/15/2029	—		—
	10/3/2018	234,342	306,449	(1)(2)	10.00	10/3/2028	—		—
	3/1/2018	412,500	187,500	(2)(3)(4)	5.38	4/2/2028	—		—
	9/8/2015	300,000	—	(2)(3)(4)	1.04	6/24/2026	—		—
John A. Borgeson	6/30/2020	5,770	40,393	(4)	54.12	6/29/2030	—		—
	6/30/2020	—	—		—	—	14,476	(7)	2,126,669
	12/30/2019	—	19,250	(6)	73.51	12/29/2029	—		—
	12/30/2019	16,875	50,625	(4)	73.51	12/29/2029	—		—
	12/30/2019	—	—		—	—	12,100	(6)	1,777,611
	7/16/2019	23,906	43,594	(4)	14.23	7/15/2029	—		—
	10/3/2018	70,052	91,610	(1)(2)	10.00	10/3/2028	—		—
	3/1/2018	137,500	62,500	(2)(4)	5.38	4/2/2028	—		—
	1/1/2016	88,614	—	(2)(3)(4)	1.04	6/24/2026	—		—
Jason Ehrlich, M.D., Ph.D.	6/30/2020	5,770	40,393	(4)	54.12	6/29/2030	—		—
	6/30/2020	—	—		—	—	14,476	(7)	2,126,669
	12/30/2019	—	18,450	(6)	73.51	12/29/2029	—		—
	12/30/2019	23,250	69,750	(4)	73.51	12/29/2029	—		—
	12/30/2019	—	—		—	—	11,600	(6)	1,704,156
	7/16/2019	32,937	60,063	(4)	14.23	7/15/2029	—		—
	10/3/2018	24,562	32,120	(1)(2)	10.00	10/3/2028	—		—
	9/1/2018	138,287	185,938	(2)(5)	—	9/1/2028	—		—

(1)	Vests over five years in equal monthly installments, subject to continued service on the applicable vesting date.
(2)

Vesting is subject to the vesting acceleration provisions set forth in the named executive officer’s employment agreement. See “Executive Employment Arrangements” above for more information on vesting acceleration.

(3)	Subject to an early exercise right and may be exercised in full prior to vesting of the shares underlying such option.
(4)	Vests over four years in equal monthly installments, subject to continued service on the applicable vesting date.
(5)

Vests as to 25% of the shares on the first anniversary of the vesting commencement date, with the remainder vesting in equal monthly installments over the following 36 months, subject to continued service through the applicable vesting date.

(6)	Vests subject to performance-based milestones.
(7)	Vests over four years in equal annual installments.
(8)

The market value of unvested shares is calculated by multiplying the number of unvested shares by the closing market price of our common stock on Nasdaq on December 31, 2020, the last trading day of the year, which was $146.91 per share.

2020 Option Exercises and Stock Vested

The following table presents information concerning stock options exercised, including the number of shares of our common stock acquired upon exercise and the value realized, determined as described below, by our named executive officers for the year ended December 31, 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Victor Perlroth, M.D.	—	$—	—	$—
John Borgeson	—	—	—	—
Jason Ehrlich, M.D., Ph.D.	99,700	7,114,769	30,000	1,828,800

(1)

The value realized on exercise is based on the difference between the closing market price of our common stock on the date of exercise and the exercise price of the applicable options and does not represent actual amounts received by the officers as a result of the option exercises.

(2)

The value realized on release of awards is based on the closing market price of our common stock on the date of release and does not represent actual amounts received by the officers as a result of the release. It does not reflect 7,999 shares held to cover taxes.

Executive Employment Contracts and Change in Control Arrangements

Victor Perlroth, M.D.

Our Chief Executive Officer and Chairman, Dr. Perlroth’s annual base salary is $631,000 and he is eligible for an annual incentive payment equal to 60% of his base salary, subject to achievement of performance metrics.  We entered into an employment agreement with Dr. Perlroth in September 2018.  The employment agreement has no specific term and constitutes at-will employment.

Dr. Perlroth’s employment agreement also provides that if his employment is terminated by us without “cause”, or he terminates his employment for “good reason” (as such terms are defined in his employment agreement), he is entitled to (1) a lump sum payment equal to 18 months of base salary, (2) a lump sum payment equal to his maximum target annual bonus, prorated for the portion of the fiscal year elapsed as of the termination date (or if the termination occurs during the period beginning three months prior to and ending 24 months after a “corporate transaction” (as defined in his employment agreement), 150% of his maximum target annual bonus, without proration), (3) if he elects to continue receiving health care and dental coverage under COBRA, our payment of the portion of premiums for such continuation coverage that we pay for active and similarly situated employees for up to 18 months, or if such payments are not permitted by law, monthly taxable payments to him in lieu of our payment of such COBRA premiums, and (4) accelerated vesting of his outstanding equity awards equal to the portion of the equity awards that would have vested had he continued to be employed by us during the 12-month period after his termination (or if his termination occurs on or within 24 months of a corporate transaction, 100% of the unvested portions of the equity awards). In addition, if on the date 24 months immediately following the consummation of any corporate transaction Dr. Perlroth is providing services to the acquiring company (or its subsidiaries or parent) as either an employee or a consultant, then 100% of Dr. Perlroth’s outstanding equity awards will vest. The receipt of payments and benefits specified in this paragraph is conditioned upon Dr. Perlroth’s execution and non-revocation of a customary release of claims with us.

For information regarding Dr. Perlroth’s outstanding equity awards as of December 31, 2020, see the section captioned “2020 Outstanding Equity Awards at Fiscal Year End,” including with respect to acceleration of vesting provisions that apply to certain of his equity awards in certain circumstances.

John A. Borgeson

Our Senior Vice President, Chief Financial Officer and Secretary, Mr. Borgeson’s annual base salary is $441,000, and he is eligible for an annual incentive payment equal to 40% of his base salary, subject to achievement of performance metrics.  We entered into an employment agreement with Mr. Borgeson in September 2018.  The employment agreement has no specific term and constitutes at-will employment.

Mr. Borgeson’s employment agreement also provides that if his employment is terminated by us without “cause”, or he terminates his employment for “good reason” (as such terms are defined in his employment agreement), he is entitled to (1) a lump sum payment equal to nine months base salary (or if the termination occurs during the period beginning three months prior to and ending 24 months after a “corporate transaction” (as defined in his employment agreement), 12 months base salary), (2) a lump sum payment equal to his maximum target annual bonus, prorated for the portion of the fiscal year elapsed as of the termination date (or if the termination occurs during the period beginning three months prior to and ending 24 months after a corporate transaction, 100% of his maximum target annual bonus, without proration), (3) if he elects to continue receiving health care and dental coverage under COBRA, our payment of the portion of premiums for such continuation coverage that we pay for active and similarly situated employees for up to nine months (or if the termination occurs during the period beginning three months prior to and ending 24 months after a corporate transaction, for up to 12 months), or if such payments are not permitted by law, monthly taxable payments to him in lieu of our payment of such COBRA premiums, and (4) accelerated vesting of his outstanding equity awards equal to the portion of the equity awards that would have vested had he continued to be employed by us during the 12-month period after his termination (or if his termination occurs on or within 24 months of a corporate transaction, 100% of the unvested portions of the equity awards). In addition, if on the date 24 months immediately following the consummation of any corporate transaction Mr. Borgeson is providing services to the acquiring company (or its subsidiaries or parent) as either an employee or a consultant, then 100% of Mr. Borgeson’s outstanding equity awards will vest. The receipt of payments and benefits specified in this paragraph is conditioned upon Mr. Borgeson’s execution and non-revocation of a customary release of claims with us.

For information regarding Mr. Borgeson’s outstanding equity awards as of December 31, 2020, see the section captioned “2020 Outstanding Equity Awards at Fiscal Year End,” including with respect to acceleration of vesting provisions that apply to certain of his equity awards in certain circumstances.

Jason Ehrlich, M.D., Ph.D.

Our Chief Medical Officer and Chief Development Officer, Dr. Ehrlich’s annual base salary is $469,000, and he is eligible for an annual incentive payment equal to 40% of his base salary, subject to achievement of performance metrics.  We entered into an amended employment agreement with Dr. Ehrlich in September 2018.  The employment agreement has no specific term and constitutes at-will employment.

Dr. Ehrlich’s amended employment agreement also provides that if his employment is terminated by us without cause, or he terminates his employment for “good reason” (as such terms are defined in his employment agreement), he is entitled to (1) a lump sum payment equal to nine months base salary (or if the termination occurs during the period beginning three months prior to and ending 24 months after a “corporate transaction” (as defined in his amended employment agreement) and ending 24 months after a corporate transaction, 12 months’ base salary), (2) a lump sum payment equal to his maximum target annual bonus, prorated for the portion of the fiscal year elapsed as of the termination date (or if the termination occurs during the period beginning three months prior to and ending 24 months after a corporate transaction, 100% of his maximum target annual bonus, without proration), (3) if he elects to continue receiving health care and dental coverage under COBRA, our payment of the portion of premiums for such continuation coverage that we pay for active and similarly situated employees for up to nine months (or if the termination occurs during the period beginning three months prior to and ending 24 months after a corporate transaction, for up to 12 months), or if such payments are not permitted by law, monthly taxable payments to him in lieu of our payment of such COBRA premiums, and (4) accelerated vesting of his outstanding equity awards equal to the portion of the equity awards that would have vested had he continued to be employed by us during the 12-month period after his termination (or if his termination occurs on or within 24 months of a corporate transaction, 100% of the unvested portions of the equity awards). In addition, if on the date 24 months immediately following the consummation of any corporate transaction Dr. Ehrlich is providing services to the acquiring company (or its subsidiaries or parent) as either an employee or a consultant, then 100% of Dr. Ehrlich’s outstanding equity awards will vest. The receipt of payments and benefits specified in this paragraph is conditioned upon Dr. Ehrlich’s execution and non-revocation of a customary release of claims with us.

For information regarding Dr. Ehrlich’s outstanding equity awards as of December 31, 2020, see the section captioned “2020 Outstanding Equity Awards at Fiscal Year End,” including with respect to acceleration of vesting provisions that apply to certain of his equity awards in certain circumstances.

Equity Plans

The 2018 Plan provides that in the event of our merger with or into another corporation or other entity or a “change in control,” (as defined in the 2018 Plan), each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction.  The award will then terminate upon the expiration of the specified period of time.

Under our 2015 Share Incentive Plan (the “2015 Plan”), unless otherwise described in an award agreement, in the event of a corporate transaction (as defined in the 2015 Plan), each outstanding option will either be (1) assumed or an equivalent option or right will be substituted by the successor corporation (or a parent or subsidiary of the successor corporation), or (2) terminated in exchange for a payment of cash, securities and/or other property equal to the excess of the fair market value of the portion of the shares underlying the portion of the option that is vested and exercisable immediately prior to the consummation of the corporate transaction over the per share exercise price of the option. If the successor corporation (or a parent or subsidiary of the successor corporation) does not agree to such assumption, substitution, or exchange, each such option will terminate upon the completion of the corporate transaction. Unless a participant’s award agreement, employment agreement or other written agreement provides otherwise, if the corporate transaction constitutes a triggering event (as defined in the 2015 Plan) and any outstanding option held by a participant is to be terminated (in whole or in part), each such option will become fully vested and exercisable before the completion of the triggering event at such time and on such conditions as the administrator determines. The administrator will notify the participant that the option will terminate at least five days before the date the option terminates.

Potential Payments upon Termination or Change in Control

Name	Termination by Company without Cause or resignation for Good Reason not in Corporate Transaction period ($)		Termination by Company without Cause or resignation for Good Reason during a Corporate Transaction period ($) (1)
Victor Perlroth, M.D.
Base salary	$946,500	(2)	$946,500	(2)
Target bonus	378,600	(3)	567,900	(4)
COBRA premiums	20,057	(5)	20,057	(5)
Accelerated vesting of equity awards	56,273,191	(10)	130,785,835	(11)
John A. Borgeson
Base salary	330,750	(6)	441,000	(7)
Target bonus	176,400	(3)	176,400	(3)
COBRA premiums	5,675	(8)	7,567	(9)
Accelerated vesting of equity awards	16,936,569	(10)	39,953,174	(11)
Jason Ehrlich, M.D., Ph.D.
Base salary	351,750	(6)	469,000	(7)
Target bonus	187,600	(3)	187,600	(3)
COBRA premiums	15,314	(8)	20,419	(9)
Accelerated vesting of equity awards	22,800,324	(10)	51,822,329	(11)

(1)	The corporate transaction period shall mean the period beginning 3 months prior to a Corporate Transaction and ending 24 months after such Corporate Transaction.
(2)	Represents 18 months of Dr. Perlroth’s base salary.
(3)	Represents 100% of the named executive officers’ target annual bonus opportunity.
(4)	Represents 150% of Dr. Perlroth’s target annual bonus opportunity.
(5)	Represents 18 months of our contribution towards health insurance, based on our actual costs to provide health insurance to the named executive officers.
(6)	Represents 9 months of the named executive officer’s base salary.
(7)	Represents 12 months of the named executive officer’s base salary.

(8)Represents 9 months of our contribution towards health insurance, based on our actual costs to provide health insurance to the named executive officers.

(9)Represents 12 months of our contribution towards health insurance, based on our actual costs to provide health insurance to the named executive officers.

(10)Represents the value of 12 months acceleration of vesting of the named executive officers’ unvested and outstanding equity awards, based on the market price of a share of our common stock on December 31, 2020, which was $146.91.

(11)Represents the value of acceleration of vesting of 100% of the named executive officers’ unvested and outstanding equity awards, based on the market price of a share of our common stock on December 31, 2020, which was $146.91.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Victor Perlroth, M.D., our Chief Executive Officer (our “CEO”). The pay ratio included in this information is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

For fiscal year 2020, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO) was $517,381; and

•	the annual total compensation of our CEO, as reported in the “2020 Summary Compensation Table” above, was $8,942,761.

The CEO and employee compensation amounts include equity grants, including new hire equity grants, that do not reflect compensation actually received or amounts that may be realized in the future. The equity amounts included in the CEO and median compensation of all employees reflects the aggregate grant date fair value in fiscal year 2020 for the option award or the RSU award as computed in accordance with FASB ASC 718.

Based on this information, for fiscal year 2020, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees was 17 to 1.

As permitted by the SEC rules, we identified our median employee as of December 31, 2020, by: (i) calculating for each full-time employee, except our CEO, and part-time employee on that date (a) actual annual base salary in 2020 (annualized for new hires who were not employed for the entire year and for permanent employees on an unpaid leave of absence for a portion of the year), (b) actual annual bonus earned in 2020 (annualized for new hires who were not employed for the entire year and for permanent employees on an unpaid leave of absence for a portion of the year), and (c) the grant date fair value of all equity awards granted in 2020; and (ii) ranking this compensation from lowest to highest to identify our median employee. For purposes of this disclosure, earnings of any employee outside the U.S. were converted to U.S. dollars using the monthly average Swiss franc to U.S. dollar exchange rate for each month in 2020, based on exchange rates used by us for various purposes. We used this compensation as our consistently applied compensation measure because we believe it was representative of our employee compensation. After identifying our median employee and ensuring this employee did not have anomalous compensation in 2020, we then calculated the annual total compensation of our median employee using the same methodology we used for our CEO, and our other named executive officers, in the “2020 Summary Compensation Table” above.

The pay ratio above is a reasonable estimate calculated in a manner consistent with the SEC rules. The SEC rules provide companies with significant flexibility in identifying the median employee and calculating the pay ratio, including flexibility to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio above may not be comparable with the pay ratios of other companies, even companies within our industry.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2021 for:

•	each person who we know beneficially owns more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

The percentage of beneficial ownership shown in the table is based upon 51,225,861 shares outstanding as of March 31, 2021.

Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than 5% of our common stock.  We have determined beneficial ownership in accordance with the rules of the SEC.  These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities.  In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after April 8, 2021.  Certain of the options granted to our named executive officers and directors may be exercised prior to the vesting of the underlying shares.  We refer to such options as being “early exercisable.” Shares of common stock issued upon early exercise are subject to our right to repurchase such shares until such shares have vested.  These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Kodiak Sciences Inc., 1200 Page Mill Road, Palo Alto, CA 94304.

Name of Beneficial Owner	Shares	Percentage
5% Stockholders:
Entities affiliated with Baker Bros. Advisors LP(1)	14,054,698	27.3%
Victor Perlroth, M.D.(2)	6,153,794	11.5
Entities affiliated with Wellington Management Group LLP(3)	4,482,029	8.7
T Rowe Price Associates, Inc.(4)	6,176,211	12.1
Entities affiliated with The Vanguard Group(5)	2,835,620	5.5
Entities affiliated with BlackRock, Inc.(6)	3,090,062	6.0
Directors and Named Executive Officers:
Victor Perlroth, M.D.(2)	6,153,794	11.5
John Borgeson(7)	565,642	1.1
Jason Ehrlich, M.D., Ph.D.(8)	311,126	*
Felix J. Baker, Ph.D.(1)	14,054,698	27.3
Charles Bancroft(9)	31,108	*
Bassil I. Dahiyat, Ph.D.(10)	49,747	*
Richard S. Levy, M.D.(11)	75,747	*
Robert A. Profusek(12)	84,747	*
Taiyin Yang, Ph.D.(13)	4,181	*
All directors and executive officers as a group (9 persons)(14)	21,330,790	39.3

(*)	Less than one percent.

(1)

Based on a review of the Schedule 13D/A filed on March 5, 2021, the shares of common stock beneficially owned by Baker Bros. Advisors LP, (“BBA”), are held by the following stockholders: (a) 1,143,396 shares of common stock owned by 667, L.P., (“667”), (b) 11,184 shares of common stock underlying warrants issued to 667 that are exercisable within 60 days of April 8, 2021, (c) 12,736,556 shares of common stock owned by Baker Brothers Life Sciences, L.P., (“BBLS”), and (d) 138,815 shares of common stock underlying warrants issued to BBLS that are exercisable within 60 days of March 31, 2021. BBA is the management company and investment adviser to 667 and BBLS and may be deemed to beneficially own all of the securities held by 667 and BBLS. Baker Bros. Advisors (GP) LLC, (“BBA-GP”), is the sole general partner of BBA. Felix J. Baker, a member of our board of directors, and Julian C. Baker have voting and investment power over our securities held by each of 667 and BBLS, as managing members of BBA-GP. Dr. Baker, BBA and BBA-GP disclaim beneficial ownership of our securities held by 667 and BBLS, except to the extent of their pecuniary interest therein. BBA’s address is 860 Washington Street, 3rd Floor, New York, New York 10014.

(2)

Based on a review of the Schedule 13G/A filed on February 16, 2021, consists of (a) 3,508,038 shares of common stock held directly by Dr. Perlroth; (b) 2,081,756 shares subject to options held by Dr. Perlroth that are immediately exercisable or exercisable within 60 days of March 31, 2021 including 171,850 shares subject to options with performance-based milestones, and (c) 564,000 shares as to which Dr. Perlroth has sole voting power and no investment power. 2,000,000 shares of common stock owned by Dr. Perlroth have been pledged as collateral to secure obligations pursuant to a loan relating to the previously disclosed Stipulation for Settlement with his spouse.

(3)

Based on a review of the Schedule 13G/A filed on February 4, 2021, Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP have shared voting power over 3,997,875 shares of our common stock and shared dispositive power over 4,482,029 shares of our common stock and Wellington Management Company LLP has shared voting power over 3,890,612 shares of our common stock and shared dispositive power over 4,114,910 shares of our common stock. The address of each entity (“Wellington”) is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(4)

Based on a review of the Schedule 13G/A filed on February 16, 2021, T. Rowe Price Associates has sole voting power over 1,422,064 shares of our common stock and sole dispositive power over 6,176,211 shares of our common stock.  The address for T. Rowe Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(5)

Based on a review of the Schedule 13G filed on February 10, 2021, The Vanguard Group has shared voting power over 74,146 shares of our common stock, shared dispositive power over 100,211 shares of our common stock and sole dispositive power over 2,735,409 shares of our common stock. The address for The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

(6)

Based on a review of the Schedule 13G filed on February 2, 2021, Blackrock, Inc. has sole voting power over 3,046,033 shares of our common stock and sole dispositive power over 3,090,062 shares of our common stock. The address for Blackrock Inc. is 55 East 52nd Street, New York, NY 10055.

(7)

Consists of (a) 165,899 shares of common stock owned by Mr. Borgeson and (b) 399,743 shares subject to options held by Mr. Borgeson that are immediately exercisable or exercisable within 60 days of March 31, 2021.

(8)

Consists of (a) 62,843 shares of common stock owned by Dr. Ehrlich, (b) 248,283 shares subject to options held by Dr. Ehrlich that are immediately exercisable or exercisable within 60 days of March 31, 2021.

(9)

Consists of (a) 25,948 shares of common stock owned by Mr. Bancroft and (b) 5,160 shares subject to options held by Mr. Bancroft that are immediately exercisable or exercisable within 60 days of March 31, 2021.

(10)	Consists of 49,747 shares subject to options held by Dr. Dahiyat that are immediately exercisable or exercisable within 60 days of March 31, 2021.
(11)

Consists of (a) 1,000 shares of common stock owned by Dr. Levy and (b) 74,747 shares subject to options held by Dr. Levy that are immediately exercisable or exercisable within 60 days of March 31, 2021.

(12)

Consists of (a) 10,000 shares of common stock owned by Mr. Profusek and (b) 74,747 shares subject to options held by Mr. Profusek that are immediately exercisable or exercisable within 60 days of March 31, 2021.

(13) Consists of 4,181 shares subject to options held by Dr. Yang that are immediately exercisable or exercisable within 60 days of March 31, 2021.

(14)

Consists of (a) 18,217,680 shares of common stock held by our directors and executive officers then in office and entities affiliated with certain of our directors and executive officers then in office, (b) 3,113,110 shares of common stock issuable pursuant to stock options held by such directors and officers that are exercisable within 60 days of March 31, 2021, including 171,850 shares subject to options with performance based milestones, and 149,999 shares of common stock issuable pursuant to warrants that are exercisable within 60 days of March 31, 2021.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information about our equity compensation plans as of December 31, 2020.  All outstanding awards relate to our common stock.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity compensation plans approved by security holders:
2015 Share Incentive Plan	2,499,469	$5.27	—
2018 Equity Incentive Plan	4,757,752	35.38	2,742,183
2018 Employee Stock Purchase Plana	—	—	460,000
Equity compensation plans not approved by security holders	—	—	—
Total	7,257,221		3,202,183

(1)	The weighted-average exercise price does not include shares to be issued in connection with the settlement of RSUs, since such awards do not have an exercise price.
(2)

Our 2018 Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each fiscal year, equal to the least of: (a) 4,300,000 shares; (b) 4% of the outstanding shares of common stock as of the last day of the immediately preceding fiscal year; and (c) such other amount as our board of directors may determine.  Our 2018 Employee Stock Purchase Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each fiscal year, equal to the least of: (a) 920,000 shares, (b) 1% of the outstanding shares of common stock on the first day of such fiscal year; and (c) such other amount as our board of directors, or a committee appointed by our board of directors, may determine.

RELATED PERSON TRANSACTIONS

Related-Person Transaction Policy

We have adopted a formal, written policy that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities, and any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related person transaction with us without the prior approval or, in the case of pending or ongoing related person transactions, ratification of our nominating and corporate governance committee. For purposes of our policy, a related-person transaction is a transaction, arrangement or relationship where the amount exceeds $120,000, where we were, are or will be involved and in which a related-person had, has or will have a direct or indirect material interest.

Certain transactions with related parties, however, are excluded from the definition of a related person transaction including, but not limited to:

•	compensation of our executive officers and directors that is otherwise disclosed in our public filings with the SEC;
•	compensation, benefits and other transactions available to all of our employees generally;
•	transactions where a related-person’s interest derives solely from his or her service as a director of another entity that is a party to the transaction;
•	transactions where a related-person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another entity that is a party to the transaction; and
•	transactions where a related-person’s interest derives solely from his or her ownership of a class of our equity securities and all holders of that class received the same benefit on a pro rata basis.

No member of the nominating and corporate governance committee may participate in any review, consideration or approval of any related-person transaction where such member or any of his or her immediate family members is the related-person. In approving or rejecting the proposed agreement, our nominating and corporate governance committee shall consider the relevant facts and circumstances available and deemed relevant to the nominating and corporate governance committee, including, but not limited to:

•	the benefits and perceived benefits to us;
•	the materiality and character of the related-person’s direct and indirect interest;
•	the availability of other sources for comparable products or services;
•	the terms of the transaction; and
•	the terms available to unrelated third parties under the same or similar circumstances.

In reviewing proposed related-person transactions, the nominating and corporate governance committee will only approve or ratify related-person transactions that are in, or not inconsistent with, the best interests of us and our stockholders.

In addition to the arrangements described below, we have also entered into the arrangements which are described where required in the section captioned “Executive Compensation — Executive Employment Arrangements”.

Funding Agreement

In December 2019, we and our subsidiary, Kodiak Sciences GmbH, entered into a funding agreement with BBA, pursuant to which BBA purchased the right to receive a capped 4.5% royalty on future net sales of KSI-301 in exchange for $225,000,000 in committed development funding payable to us. Unless earlier terminated or re-purchased by us, the royalty terminates upon the date that BBA has received an aggregate amount equal to 4.5 times the funding amount paid to us. On February 4, 2020, BBA paid us the first $100,000,000 of the funding amount, and the remaining $125,000,000 of the funding amount, subject to delivery of notice by the Company, is payable upon enrollment of 50% of the patients in the RVO clinical program. We have the option, exercisable at any point during the term of the funding agreement, to repurchase from BBA 100% of the royalties due to BBA under the funding agreement for a purchase price equal to the funding amount paid to us as of such time times 4.5, less amounts paid by us to BBA. The funding agreement was the result of a competitive process overseen by independent and disinterested directors with the assistance of outside counsel.

Participation in Follow-On Offering

In November 2020, we entered into an underwriting agreement with J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC., Jefferies LLC and Evercore Group L.L.C., as representatives of the several underwriters, relating to a follow-on underwritten public offering of shares of our common stock, or the follow-on offering. Pursuant to the underwriting agreement, we sold an aggregate of 5,972,222 shares of our common stock to the underwriters, including 778,985 shares of common stock that we sold pursuant to the exercise in full by the underwriters of their option to purchase additional shares in connection with the follow-on offering, at a price to the public of $108.00 per share. Our follow-on offering closed on November 20, 2020. At the time of the follow-on offering, entities affiliated with BBA and one of our directors, Dr. Felix J. Baker, purchased 1,527,777 shares of our common stock from the underwriters in the follow-on offering at the follow-on offering price of the shares to the public.

Investors’ Rights Agreement

We have entered into an investors’ rights agreement with certain of our stockholders, including Dr. Perlroth and BBA. This agreement provides that the certain holders of registrable securities have the right to demand that we file a registration statement or request that their shares of registrable securities be covered by a registration statement that we are otherwise filing. In addition to registration rights, the amended and restated investor rights agreement provided for certain information rights and a right of first offer.

Other Transactions

We have entered into separate indemnification agreements with each of our directors and certain of our officers.

We have granted stock options and RSUs to our named executive officers, other executive officers and our non-employee directors.

OTHER MATTERS

Third Party Compensation of Directors

None of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Nasdaq Rule 5250(b)(3).

2020 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2020 are included in our annual report on Form 10-K.  Our annual report and this proxy statement are posted on our website at http://ir.kodiak.com/financial-information/sec-filings and are available from the SEC at its website at www.sec.gov.  You may also obtain a copy of our annual report without charge by sending a written request to Corporate Secretary, Kodiak Sciences Inc., 1200 Page Mill Road, Palo Alto, CA 94304.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting.  If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS
Palo Alto, California
April 28, 2021

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/KOD • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-866-230-6348 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided Kodiak Sciences Inc. Annual Meeting of Stockholders For Stockholders as of April 08, 2021 TIME: Monday, June 07, 2021 09:00 AM, Pacific Time PLACE: Annual Meeting to be held live via the Internet. Please visit www.proxydocs.com/KOD for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Victor Perloth and John Borgeson (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Kodiak Sciences Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Kodiak Sciences Inc. Annual Meeting of Stockholders Please make your marks like this: X Use dark black pencil or pen only THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 4. THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR. PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of Class III Directors FOR WITHHOLD 1.01 Felix J. Baker, Ph.D. #P2# #P2# FOR 1.02 Victor Perloth, M.D. FOR AGAINST ABSTAIN #P4# #P4# #P4# FOR 1YR 2YR 3YR ABSTAIN #P5# #P5# #P5# #P5# 1 YEAR FOR AGAINST ABSTAIN 2. To approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the proxy statement. 3. To approve, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company's named executive officers. 4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021. #P6# #P6# #P6# FOR You must register to attend the meeting online and/or participate at www.proxydocs.com/KOD Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Proposal_Page - VIFL Date Signature (if held jointly) Date